SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[ ]  Preliminary Proxy Statement        [_] Confidential, for Use of the
                                            Commission Only (as permitted by
                                            Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            CNY FINANCIAL CORPORATION
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              (Name of Registrant as Specified In Its Charter)

------------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[_]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:
    -------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:
    -------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
    -------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:
    -------------------------------------------------------------------------
    (5) Total fee paid:
    -------------------------------------------------------------------------

[X] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:
    (2) Form, Schedule or Registration Statement No.:
    (3) Filing Party:
    (4) Date Filed:
Notes:

                            CNY FINANCIAL CORPORATION
                              One North Main Street
                            Cortland, New York 13045
                                 (607) 756-5643


                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                           To be Held on May 15, 2000



         Please take notice that a Special Meeting of Stockholders of CNY Financial Corporation will be held at 5:00 p.m., New York time, on May 15, 2000 at One North Main Street, Cortland, New York 13045.

         A Proxy Card and a Proxy Statement for the meeting are included with this notice.

         The meeting is for the purpose of considering and acting upon the approval of an Agreement and Plan of Merger with Niagara Bancorp, Inc. and Niagara Merger Corp and such other matters as may properly come before the meeting or any adjournments. The Board of Directors is not aware of any other business to come before the meeting.

         Action may be taken on the foregoing proposal at the meeting on the date specified above, or on any date or dates to which the meeting may be adjourned. Stockholders of record at the close of business on March 24, 2000 are the stockholders entitled to vote at the meeting and any adjournments.

         Please complete and sign the enclosed form of proxy and mail it promptly in the enclosed envelope. The proxy will not be used if you attend and vote at the meeting in person. Each of our stockholders has one vote for each share of common stock owned.

                       BY ORDER OF THE BOARD OF DIRECTORS

Cortland, New York
April 14, 2000


IMPORTANT: PLEASE RETURN YOUR PROXY PROMPTLY, WHICH WILL SAVE US THE EXPENSE OF FURTHER REQUESTS FOR PROXIES TO ENSURE A QUORUM AT THE MEETING. A SELF ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.

                            CNY FINANCIAL CORPORATION
                              One North Main Street
                            Cortland, New York 13045
                                 (607) 756-5643
                                       --------

                                 PROXY STATEMENT

                         Special Meeting of Stockholders
                      to be held on May 15, 2000 at 5:00 pm
               at One North Main Street, Cortland, New York 13045


         CNY Financial Corporation (referred to as "CNY" or the "Company" in this Proxy Statement) is holding a special meeting of stockholders to vote on an Agreement and Plan of Merger with Niagara Bancorp, Inc. and Niagara Merger Corp. If stockholders approve the Agreement and the other conditions described below are met, CNY will merge with Niagara Merger Corp and each stockholder of CNY will receive $18.75 per share in cash for each share of CNY common stock that the stockholder owns.

         There were 4,601,373 shares of CNY common stock outstanding and entitled to vote on the Record Date. Each share is entitled to one vote on the approval of the Agreement. A majority vote of the shares entitled to vote is necessary to approve the Agreement. The merger cannot occur unless the Board of Governors of the Federal Reserve System and the New York State Banking Board approve the merger.

         CNY has granted to Niagara Bancorp an option to purchase up to 919,814 shares of CNY common stock at $16.75 per share in connection with the Agreement. In addition, the directors and executive officers of CNY and Cortland Savings Bank have agreed to vote all their shares of stock in favor of the approval of the Agreement.

         CNY is first furnishing this Proxy Statement to its stockholders on approximately April 14, 2000. The Record Date to determine who may vote at the meeting is March 24, 2000. Please see the "Glossary" on page 4 for definitions of capitalized terms used in this Proxy Statement.

             PLEASE SIGN AND RETURN THE ENCLOSED PROXY CARD AS SOON
            AS POSSIBLE TO SIGNIFY HOW YOU WANT TO VOTE YOUR SHARES.

   THE BOARD OF DIRECTORS OF CNY FINANCIAL CORPORATION UNANIMOUSLY RECOMMENDS
           THAT YOU VOTE IN FAVOR OF THE AGREEMENT AND PLAN OF MERGER.

                                SUMMARY OF TERMS

         This is a summary of the most material terms of the transaction between CNY, Niagara Bancorp, Inc. and Niagara Merger Corp.

         o If the merger occurs, each stockholder of CNY will receive $18.75 per share in cash for each share of CNY common stock. See the discussion under the caption "Description of the Agreement" beginning at page 7 for more information.

         o The merger cannot occur unless CNY stockholders approve the merger by a majority of the total shares outstanding AND both the Federal Reserve Board of Governors and the New York State Banking Board approve the merger. See the discussion under the caption "Regulatory Approval" beginning at page 18 for more information.

         o The Board of Directors of CNY has approved the merger and has unanimously recommended that CNY stockholders vote in favor of it. See the discussion under the caption "Background and Reasons for the Merger" beginning at page 8 for more information.

         o CIBC World Markets Corp. has issued a fairness opinion dated April 14, 2000 that, as of that date, the amount which will be paid to CNY stockholders in the merger is fair from a financial point of view. See the discussion under the caption "Opinion of the Financial Advisor to CNY" beginning at page 10 for more information.

         o CNY has given Niagara Bancorp an option to purchase 919,814 shares of CNY common stock for $16.75 per share. See the discussion under the caption "Niagara's Option to Purchase 919,814 Shares of CNY Common Stock" beginning at page 19 for more information.

         o CNY has agreed that it will not seek or encourage a competing transaction to acquire CNY or Cortland Savings Bank, except in very limited situations in which an unsolicited offer is made. See the discussion under the caption "Other Acquisition Proposals" beginning at page 15 for more information.

         o The directors and executive officers of CNY and Cortland Savings Bank have agreed to vote their shares of CNY stock in favor of the merger. See the discussion under the caption "Voting Agreement" beginning at page 20 for more information.

        o Niagara has stated that it intends to keep Cortland Savings Bank as a separate institution for at least two years after the merger with most of the current members of the Cortland Savings Bank directors remaining as directors of Cortland Savings Bank after the merger. See the discussion under the caption "Background and Reasons for the Merger" beginning at page 8 for more information.

         o The directors and executive officers of CNY and Cortland Savings Bank who have stock options and restricted stock awards under the CNY stock benefit plans will receive payment for their awards based upon the $18.75 price per share. They will also receive continued directors and officers liability insurance and indemnification from Niagara. CNY anticipates that most employees, including at least one executive officer, whose employment will terminate in connection with the merger will receive severance payments. See page 16 under the caption "Benefits of the Merger to Directors and Executive Officers" for more information.

         o Stockholders who disagree with the merger have the right to receive the appraised value of the shares if the merger is consummated, provided that they satisfy the requirements of Delaware Law. See the discussion under the caption "Appraisal Rights" beginning at page 18 for more information.

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

Summary of Terms...............................................................2

Glossary.......................................................................4

Risk Factors...................................................................5

General Information About the Meeting, Proxies and Voting......................6

The Agreement and the Merger...................................................7

Principal Owners of CNY Common Stock..........................................21

Information Regarding the Market for CNY Common Stock and Related Matters.....23

Financial Information Regarding CNY Financial Corporation ....................24

Selected Financial Data.......................................................24

The Business of CNY Financial Corporation.....................................26

Management's Discussion and Analysis of Financial
   Condition and Results of Operations........................................38

CNY Financial Corporation and Subsidiary Index to Financial Statements.......F-1

Exhibit A - Agreement and Plan of Merger.....................................A-1

Exhibit B - Opinion Letter of CIBC World Markets Corp........................B-1

Exhibit C - Delaware General Corporation Law Section 262.....................C-1

                                    GLOSSARY

The following definitions are used in this Proxy Statement.

The "Agreement" means the Agreement and Plan of Merger among CNY, Niagara and Niagara Merger Corp dated December 28, 1999. A copy of the Agreement is attached as Exhibit A to this Proxy Statement.

"CIBC" means CIBC World Markets Corp., the financial advisor to CNY.

"CNY" means CNY Financial Corporation.

"Cortland Savings" means Cortland Savings Bank, a wholly-owed subsidiary of CNY.

The "ESOP" means the CNY Employee Stock Ownership Plan.

The "meeting" means the meeting of stockholders of CNY to be held on May 15, and any adjournments or postponements of the meeting, at which CNY will present the Agreement to its stockholders for approval.

The "merger" means the transaction in which CNY will merge into Niagara Merger Corp (a subsidiary of Niagara) and each stockholder of CNY will be entitled to receive $18.75 for each share of CNY common stock that the stockholder owns.

"Niagara" means Niagara Bancorp, Inc., a federally registered bank holding company which now owns First Niagara Bank, formerly known as Lockport Savings Bank.

The "PRRP" means the CNY Financial Corporation Personnel Recognition and Retention Plan which the Board of Directors adopted and which stockholders approved at a meeting held on April 28, 1999, including the amendment which stockholders approved on October 18, 1999.

The "Record Date" means March 24, 2000, which is the date which CNY will use to determine which CNY stockholders of record are entitled to vote at the meeting.

The "Stock Option Plan" means the CNY Financial Corporation Stock Option Plan which the Board of Directors adopted and which stockholders approved at a meeting held on April 28, 1999, including the amendment which stockholders approved on October 18, 1999.

                                  RISK FACTORS

THE TRANSACTION MAY NOT OCCUR EVEN IF STOCKHOLDERS VOTE IN FAVOR.

         The completion of the merger and the payment of $18.75 per share is subject to many conditions discussed in this proxy statement. Perhaps the most significant of these conditions is that CNY and Niagara must obtain approval from the New York State Banking Board and the Board of Governors of the Federal Reserve System. In addition, Niagara is not required to complete the merger unless detailed conditions described in the Agreement are met. For example, Niagara is not required to complete the merger if there is a material adverse effect on CNY's assets, financial condition, or results of operations, or if CNY breaches any of the representations or warranties contained in the Agreement. If the merger does not occur, CNY will still have to record the merger-related expenses as reductions of income, adversely affecting income per share. In addition, CNY's stock price, which appears to currently reflect a value based upon the consummation of the merger, may decline.

MOST STOCKHOLDERS MUST PAY TAX ON THE RECEIPT OF THE MERGER CONSIDERATION.

         For most stockholders, the merger and the receipt of $18.75 per share will be treated for tax purposes substantially the same as if the stockholder had sold his or her shares for $18.75 per share. Therefore, unless exempt from the payment of tax, the stockholder must pay federal income tax on the gain, and may also have to pay state income tax depending upon the state of residence. If the stock is a capital asset in the hands of the stockholder, then the stockholder must pay a tax on the capital gain equal to the difference between the stockholder's basis in the stock and the $18.75 received. Whether the tax will be at long term or short term capital gains rates will depend upon how long the stockholder owned the stock. If the stock is not a capital asset, then the stockholder will probably be required to pay tax at ordinary income rates on the gain.

THE CONSUMMATION OF THE MERGER MAY BE DELAYED.

         The Agreement provides that either party has the right to terminate the Agreement if the merger does not occur by September 30, 2000. However, that does not mean that the merger must be either completed or abandoned by that date. CNY could agree with Niagara to complete the merger after that date, and no additional stockholder approval would be required to do so. The merger consideration of $18.75 per share is payable without interest. Therefore, a delay in the consummation of the merger would have the effect of making the merger consideration less valuable on a present value basis.

STOCKHOLDERS MUST AFFIRMATIVELY REQUEST PAYMENT FOR THEIR SHARES - THEY WILL NOT AUTOMATICALLY RECEIVE PAYMENT.

         When and if CNY and Niagara consummate the merger, stockholders will receive a notice and they will be required to submit their share certificates to obtain payment. People who own their stock in street name through a broker must rely on their broker to submit the necessary paperwork. People who own their stock in their own name must submit a transmittal form and their original stock certificate. If the stock certificate has been lost, there will be a delay in receiving payment and the stockholder may be required to pay the cost of an insurance bond to protect against the possibility that someone else will claim to own the same shares. In addition, if a stockholder moves to a different address from that shown on the CNY stockholder records, the stockholder may not receive a transmittal letter and there may be a delay in receiving payment.

            GENERAL INFORMATION ABOUT THE MEETING, PROXIES AND VOTING

         The Board of Directors of CNY is circulating this Proxy Statement and is soliciting stockholder votes with the accompanying proxy card. If you sign and return that proxy card so CNY receives it before the polls close at the meeting, your votes will be cast as you mark on the proxy card. If you sign and return your proxy card but you do not mark how you want to vote, then your shares will be voted in favor of the Agreement.

         If you want to revoke the proxy you submit in response to this proxy solicitation, you must: (i) sign and deliver a written notice with a later date to the Secretary of CNY at or before the meeting stating that you want to revoke the proxy, (ii) sign and deliver to the Secretary of CNY at or before the meeting a later-dated proxy card relating to the same shares, or (iii) attend the meeting and vote in person. Revoking a proxy is effective only if it occurs before the polls close at the meeting. Attending the meeting does not automatically revoke a proxy. You must deliver written notice revoking a proxy to Sandy Samson, Secretary, CNY Financial Corporation, One North Main Street, Cortland, New York 13045; telephone number (607) 756-5643.

         There were 4,601,373 shares of CNY common stock outstanding on the Record Date. A majority of those shares, represented in person or by proxy, is a quorum which allows CNY to begin the meeting. Once a quorum is present, the meeting can continue even if some stockholders leave the meeting. If a stockholder is present in person or by proxy but abstains from voting any shares, or if a broker submits a proxy for shares but does not vote those shares, then the shares are counted as present for purposes of determining a quorum.

         The approval of the Agreement requires the affirmative vote of a majority of all shares outstanding. Therefore, an abstention, a failure to vote, or a broker non-vote, has the same effect as a vote against the Agreement.

         The CNY bylaws provide that no matters other than those proposed by the CNY Board of Directors may be voted upon at a special meeting of stockholders. CNY does not anticipate that any other matter will be presented for a vote at the meeting. If stockholders vote on any other matter at the meeting, including a proposal to adjourn the meeting, the Board of Directors as the holder of the proxies which the Board is soliciting may vote on those matters based on their judgment.

IMPORTANT INFORMATION FOR STOCKHOLDERS WHOSE STOCK IS HELD IN STREET NAME

         If you hold your stock in street name, which means that your stock is held for you in a brokerage account and is not registered on CNY's stock records in your own name, your broker will not vote your shares on the Agreement unless you instruct your broker how you want your votes to be cast. Please tell your broker as soon as possible how to vote your shares to make sure that your broker has enough time to vote your shares before the polls close at the meeting. If your broker does not vote your shares, that will have the same effect as a vote against the Agreement. If your stock is held in street name, you do not have the direct right to vote your shares or to revoke a proxy for your shares unless the record holder of your stock gives you that right in writing.

         CNY is a Delaware corporation and Delaware law governs its corporate proceedings. Delaware law provides that stockholders of CNY may elect to have their shares appraised by the Delaware Court of Chancery. See the discussion below under the caption "The Agreement and the Merger - Appraisal Rights" for more information.

         CNY will pay its costs of soliciting proxies. In addition, directors, officers and regular employees of CNY and its subsidiary, Cortland Savings, may solicit proxies personally, by telephone or by other means without additional compensation. CNY will, upon the request of brokers, dealers, banks and voting trustees, and their nominees, who were holders of record or participants in depositories on the Record Date, bear their reasonable expenses for mailing copies of this Proxy Statement, the notice of meeting and the form of proxy card to beneficial owners. CNY has retained Regan & Associates, Inc., to assist in the solicitation of proxies, for a fee of $4,250 plus expenses of not more than $2,000, to assist in the proxy solicitation process. The $4,250 fee is not payable unless stockholders approve the Agreement.

         If CNY completes the merger promptly, then there may not be a 2000 annual meeting of stockholders of CNY. In order for a stockholder to be entitled, under the regulations of the Securities and Exchange Commission, to have a stockholder proposal included in CNY's Proxy Statement for the 2000 annual meeting, if such a meeting is held, the proposal must have been received by CNY at its principal executive offices, One North Main Street, Cortland, New York 13045, Attention: Sandy Samson, Secretary, no later than November 15, 1999, which is 120 days in advance of the date in 2000 which corresponds to the date in 1999 on which CNY released the proxy materials for its 1999 annual meeting.


                          THE AGREEMENT AND THE MERGER

DESCRIPTION OF THE AGREEMENT

         CNY, Niagara and Niagara Merger Corp entered into the Agreement on December 28, 1999. The Agreement provides that if the conditions described below are met, CNY will merge into Niagara Merger Corp, a wholly owned subsidiary of Niagara. Each stockholder of CNY will then receive $18.75 in cash for each share of CNY common stock owned. The CNY stockholders will cease to be stockholders of CNY and will not become stockholders of Niagara. Cortland Savings will become a subsidiary of Niagara. A copy of the Agreement is attached as Exhibit A to this Proxy Statement.

         CNY has also granted Niagara an option to purchase 919,814 shares of CNY common stock at a price of $16.75 per share. The directors and executive officers of CNY and Cortland Savings have agreed to vote their shares of stock in favor of the Agreement. The form of option and voting agreement are included as attachments to the Agreement and are reproduced as part of Exhibit A to this Proxy Statement.

         Niagara is the holding company for First Niagara Bank, formerly known as Lockport Savings Bank, a New York chartered savings bank with nineteen offices in western New York. Niagara also owns subsidiaries involved in insurance brokerage and providing financial services. The address and telephone number of the principal executive offices of Niagara and Niagara Merger Corp are 6950 South Transit Road, Lockport, New York 14095-0514; (716) 625-7500.

The consummation of the merger will only occur if all of the following conditions are met:

         o        The stockholders of CNY approve the Agreement.

         o The Board of Governors of the Federal Reserve System and the New York Banking Board approve the merger.

         o No event occurs which causes a material adverse effect on CNY between the date of the Agreement and the closing date, other than material adverse effects caused by (i) any change in the value of assets resulting from a change in interest rates generally, (ii) any change in any federal or state law, rule or regulation or in generally accepted accounting principles which change affects financial institutions generally, or
                  (iii) any action taken by CNY or any of its subsidiaries at the request of Niagara.

         o The representations and warranties of all the parties to the Agreement are true and correct on the closing date.

         o There is no court or agency order, injunction or decree which enjoins or prohibits the merger.

         o Niagara deposits funds with the Exchange Agent sufficient to pay the amount that the stockholders of CNY are entitled to receive.

         o The stockholders' equity of CNY has not declined below $67.6 million, except as a result of actions taken at the request of Niagara or changes in the net unrealized gain or loss in securities available for sale.

         o Other customary closing conditions are met, such as the requirements for the delivery of customary officers' certificates and attorneys' opinion letters.

Either CNY or Niagara may terminate the Agreement if one or more of the following happens:
         o        The merger does not occur by September 30, 2000.

         o There is a material uncured breach of any representation, warranty or covenant of the other party under the Agreement.

         o There is a court order enjoining or prohibiting the consummation of the transactions described in the Agreement.

         o Any regulatory authority which must approve or consent to the merger informs either party in writing that its approval or consent is unlikely to be granted.

         o There has been no "Superior Proposal" and the stockholders of CNY do not approve the Agreement. See page 15 under the caption "Other Acquisition Proposals" for an explanation of Superior Proposals.

         In addition, CNY can terminate the Agreement if CNY receives a Superior Proposal and the CNY Board of Directors determines that it would be in accordance with its fiduciary duties, based upon the advice of its outside legal counsel, to accept the Superior Proposal. Niagara can terminate the Agreement if the CNY Board withdraws, modifies or qualifies its recommendation that stockholders approve the Agreement after receiving a Superior Proposal or CNY enters into an agreement to be acquired by, merge with or combine with a third party in connection with a Superior Proposal. Any termination for this reason will not affect Niagara's rights under the option to purchase CNY common stock that CNY has granted to Niagara.


BACKGROUND AND REASONS FOR THE MERGER

         Cortland Savings converted from the mutual to the stock form of ownership on October 6, 1998, and became a wholly-owned subsidiary of CNY. The Board of Directors of CNY worked to implement a vision in which CNY would become the holding company for not only Cortland Savings, but also other community-based financial institutions. Despite efforts to locate other financial institutions in the Central New York region which were interested in such an approach, CNY was unable to find other partners to join with it. This adversely affected the ability of CNY to leverage the capital it obtained in its stock offering.

         As a result, the Board of Directors decided to consider the possibility of redirecting its efforts towards finding an appropriate merger partner with a similar vision regarding community banking that would be willing to acquire CNY. The Board's principal reasons for pursuing an acquisition transaction were the following:

              o Attempts to leverage CNY's capital and grow its franchise through acquisitions of other institutions had not been successful.

              o The prospects for growth through internal expansion in CNY's local market are limited while growth through opening new branches in adjoining communities is expensive and is likely to adversely affect earnings in the initial period after branches are opened.

              o CNY's prospects for reaching a satisfactory return on equity without significant growth are limited due to its high capital level combined with regulatory restrictions which limit its ability to reduce capital through stock repurchases.

              o A business combination with a larger institution will allow Cortland Savings to expand its product offerings throughout its existing community and provide better service to its customers while, if properly structured, allow it to maintain its local focus with a locally-based Board of Directors.

         The Board began to explore whether it could identify a potential transaction in which CNY stockholders would realize a fair price for their shares and Cortland Savings would become part of a holding company but remain a vibrant part of the local community. At CNY's request, CIBC analyzed potential acquirors to identify which institutions, based primarily upon financial resources and geographic and strategic fit, would be most likely to be interested in and able to engage in a transaction with CNY meeting those criteria. Following the Board's consideration of this analysis, the Board identified one institution as the most likely to be both interested in and capable of completing a transaction. CNY commenced discussions with that institution and the institution conducted due diligence. The language of a proposed definitive agreement was negotiated during the last ten days of November, 1999, based upon an offer price of $18.70 per share. In early December, immediately prior to the signing of a definitive agreement, the potential acquiror advised CNY that due to a change in its economic analysis, it was withdrawing its offer. After further discussions with CNY, the potential acquiror then made a new offer for $0.30 per share less.

         CNY's Board decided to reject the reduced offer and seek another transaction. During this period, CNY had received indications of interest from three other financial institutions, including Niagara, regarding a potential acquisition of CNY. In the judgment of the CNY Board, after consultation with CIBC, one of the two other institutions clearly lacked the financial resources to consummate an acquisition of CNY using either cash or stock at a price comparable to the amount being discussed with the initial potential acquiror. Accordingly, CNY decided not to pursue further discussions with that institution. After a meeting with the second institution and consultations with CIBC, the CNY Board came to the same conclusion regarding the second institution. In addition, after CNY had advised the second institution that its indicated offer price of $18.60 per share was lower than the price then under discussion with another institution, the second institution submitted an offer to acquire CNY at a price of $18.00 per share. The CNY Board determined not to pursue this offer because it was lower than the offer then under discussion and because of the significant doubts about the ability of the offeror to complete a transaction at an acceptable price.

         CNY received the indication of interest from Niagara in mid-November. Following discussions between senior management of the two companies, Niagara indicated that it was interested in pursuing a possible acquisition of CNY at a price of $18.25 to $18.50 per share in cash. CNY told Niagara that this price was not competitive with another offer that CNY was considering. However, Niagara declined to increase its offer and CNY terminated discussions with Niagara.

         After the negotiations with the first potential acquiror terminated in early December, CNY asked CIBC to approach Niagara to determine whether there was interest in resuming discussions. After receiving an affirmative response, the parties discussed the business terms of a proposed transaction. Niagara initially proposed an acquisition price of $18.70 per share in cash. After negotiation, Niagara increased its offer to $18.75 per share. CNY then allowed Niagara to conduct a full due diligence review of CNY. The parties also proceeded to negotiate the details of the Agreement and Niagara conducted due diligence. Between December 22 and December 28, 1999, the parties agreed on the remaining terms of the transaction. The parties finalized the text of the Agreement on December 28, 1999.

         When evaluating the proposed transaction with Niagara, the Board considered the following negative factors:

         o The possibility that regulatory approval might not be obtained, with the result that we would have substantial merger-related expenses that would adversely affect earnings.

         o The fact that the Agreement imposes immediate operating restrictions on CNY and Cortland Savings, which could have a negative effect on them if the transaction is not consummated.

         o The decreased likelihood that a competing acquiror would seek to offer a higher price for CNY stock because of the stock option given to Niagara and restrictions on CNY's ability to negotiate with other potential acquirors.

         o The likelihood of job losses in the local community as some employees were let go, and the possibility that resulting adverse community reaction could affect market share.

         However, the Board continues to believe that the positive considerations mitigating in favor of the transaction with Niagara far outweigh these negative factors. The Board also noted that in addition to the positive economic consequences to stockholders, Niagara's approach to operating successful community-based financial service providers is consistent with the vision of the CNY Board as discussed above. The Agreement confirms that it is the intent of Niagara to keep Cortland Savings as a separate entity for at least two years, with a Board of Directors which will include at least seven current directors of Cortland Savings.

         In making its final decision, the CNY Board considered all of these factors. The Board also heard a presentation from its financial advisor, and received a written opinion from its financial advisor to the effect that the $18.75 merger consideration payable to its stockholders was fair from a financial point of view. Detailed information regarding that opinion is set forth in the following section. The Board did not expressly adopt the conclusions in the fairness opinion, but considered the opinion as one of the important factors in its final decision to approve the Agreement. The Board approved the agreement and recommended to stockholders that they vote in favor of it on December 28, 1999.

THE CNY BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF CNY
                 VOTE IN FAVOR OF THE AGREEMENT AND THE MERGER.

THE OPINION OF THE FINANCIAL ADVISOR TO CNY

         CNY retained CIBC World Markets Corp. as its financial advisor in connection with the merger. CIBC is an investment banking firm which regularly provides financial valuations and analyses of business enterprises and securities in connection with mergers, acquisitions, mutual-to-stock conversions, initial and secondary stock offerings and other corporate transactions. CNY retained CIBC based upon its reputation, its substantial experience in merger and acquisition matters, and CNY's prior satisfactory experience with CIBC.

         At a meeting of the Board of Directors of CNY held on December 28, 1999, CIBC rendered its opinion to the Board that, as of that date and subject to limitations set forth in the opinion, the merger consideration of $18.75 per share was fair to the stockholders of CNY from a financial point of view. CNY and its affiliates imposed no limitations on CIBC with respect to the investigation made or procedures followed by it in rendering its opinion.

         CIBC delivered a written opinion dated December 28, 1999, and updated as of the date of this proxy statement. In delivering the opinion dated as of the date of this proxy statement, CIBC updated selected analyses it performed in connection with its December 28, 1999 opinion and reviewed the assumptions on which those analyses were based and the factors considered in connection with those analyses. CNY does not currently intend to request that CIBC update its fairness opinion as of any date subsequent to the date of this proxy statement. However, if CNY does request such an update, CIBC will have to evaluate whether it would be able to reaffirm its opinion based on then-prevailing facts and circumstances. If a revised fairness opinion is requested by CNY as a result of a material amendment to the Agreement, CIBC will have to evaluate whether it would be able to reaffirm its opinion based on then-prevailing facts and circumstances.

         CIBC's opinion and the financial analysis that CIBC presented to the CNY Board of Directors were among the many factors that the CNY Board considered in its evaluation of the merger. Stockholders should not treat the opinion as determinative of the Board's decision regarding the merger.

         The full text of the CIBC opinion, which sets forth assumptions made, matters considered and limits on the review undertaken by CIBC, is included as Exhibit B to this Proxy Statement. CNY urges its stockholders to read the opinion in its entirety before deciding how to vote on the Agreement. CIBC's opinion relates only to the fairness from a financial point of view of the merger consideration which the stockholders of CNY will receive. It does not address any other aspect of the merger or any related transaction and does not constitute a recommendation to any CNY stockholder as to how to vote at the meeting. The summary of the CIBC opinion in this Proxy Statement is qualified in its entirety by reference to the full text of the opinion attached as Exhibit B.

         In connection with its fairness opinion, CIBC reviewed:

1. The Agreement, the option granted to Niagara and the director and officer voting agreements;

2. Audited consolidated financial statements and management's discussions and analysis of the financial condition and results of operations for CNY and for Niagara for the three fiscal years ended December 31, 1998;

3. Unaudited consolidated financial statements for CNY and for Niagara for the nine months ended September 30, 1999;

4. Certain other publicly available business and financial information relating to CNY and to Niagara;

5. The views of senior management of CNY of the past and current business operations, results thereof, financial condition and future prospects of CNY;

6. A comparison of certain financial information for CNY with similar information for certain other companies CIBC considered comparable to CNY;

7. The financial terms of certain recent business combinations in the banking industry;

8. The current market environment generally and the banking environment in particular; and

9. Such other information, financial studies, analyses and investigations and financial, economic and market criteria as CIBC considered appropriate in the circumstances.

         The fairness opinion states that CIBC has relied on the accuracy and completeness of the information provided by the parties to the Agreement and obtained by it from public sources and the representations and warranties in the Agreement, without independent verification. CIBC did not make an independent evaluation or appraisal of the assets and liabilities of CNY and neither CNY nor anyone else furnished CIBC with such an appraisal. CIBC's opinion was based upon economic, market and other conditions as in effect on, and the information made available to it as of, the date of the fairness opinion.

         CIBC believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering the analyses taken as a whole, would create an incomplete view of the process underlying the analyses set forth in its opinion. In addition, CIBC considered the results of all such analyses and, except as discussed below, did not assign relative weights to any of the analyses, so that the ranges of valuations resulting from any particular analysis described below should not be taken to be CIBC's view of the actual value of CNY or the combined entity. The analyses performed by CIBC did not indicate any material factors which did not support its fairness opinion.

         In performing its analyses, CIBC made numerous assumptions, primarily with respect to industry performance and general business and economic conditions, factors which are beyond the control of CNY. No company or transaction used in these analyses is identical to CNY, Niagara or the merger. The analyses performed by CIBC are not necessarily indicative of actual values, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of CIBC's December 28, 1999 opinion; the analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold. CIBC was not requested to, and did not, determine or recommend the specific consideration payable in the merger, which consideration was determined by arms'-length negotiations between CNY and Niagara.

         The following is a summary of the material analyses performed, procedures followed, findings and recommendations made, and the bases for and methods of arriving at such findings and recommendations, and presented by CIBC to the CNY Board at its meeting on December 28, 1999 in connection with CIBC's opinion. It is not a complete description of the analyses performed by CIBC.

         COMPARABLE COMPANIES ANALYSIS. CIBC analyzed selected operating and stock market data for a group of peer companies that CIBC selected and deemed to be relevant for this purpose. The peer group consisted of 26 publicly traded thrifts located in the Northeast with assets of between $200 million and $1 billion. For each of these companies in the peer group CIBC calculated the multiple of market price (based on the closing price on December 22, 1999) to book value, tangible book value, estimated 1999 earnings and estimated 2000 earnings. Estimated earnings were based on consensus earnings per share estimates published by First Call, Inc. as of December 22, 1999. First Call is an industry service provider of global earnings information based on an average of earnings estimates published by various investment banking firms.

         The results of this analysis for the peer group are summarized in the following table:

                                               Multiple Range
                             ---------------------------------------------------
Per Share:                   Low (x)           Mean (x)               High (x)
----------                   -------           --------               --------

Book value                    0.66               1.10                   1.90

Tangible book value           0.68               1.11                   1.90

1999 estimated earnings       6.15              11.50                  19.13

2000 estimated earnings       5.85              10.81                  18.21

         CIBC then applied the range of multiples derived from the analysis of 1999 and 2000 estimated earnings for the peer group to corresponding estimated earnings data for CNY and derived an imputed valuation range for CNY's common stock of $4.17 to $14.17 per share. CIBC did not use the multiples based on book value or tangible book value to derive an imputed valuation range for CNY's common stock because of the significant difference in equity to asset levels between CNY and the peer group.

         PRECEDENT TRANSACTION ANALYSIS. CIBC compared the financial terms of the merger to the financial terms, to the extent publicly available, of acquisitions of other comparable companies during recent time periods. These companies were divided into three categories for purposes of the analysis: (1) five thrift institutions in New York State outside of the New York City metropolitan area with total assets of less than $1.0 billion which were acquired in transactions announced or completed from January 1, 1998 to December 28, 1999; (2) eight thrift institutions nationwide with total assets from $200 to $500 million which were acquired in transactions announced or completed from January 1, 1999 to December 28, 1999, in which the acquisition value was greater than $30 million; (3) fourteen thrift institutions nationwide with an equity to assets ratio in excess of 20% which were acquired in transactions announced or completed from January 1, 1997 to December 28, 1999. For each of the transactions in the first two categories, CIBC calculated, among other things, the multiples of the transaction value to book value, tangible book value and last twelve months net income. CIBC also calculated the core deposit premium (defined as the transaction value minus tangible book value divided by core deposits, excluding certificates of deposit with balances equal to or greater than $100,000). For transactions in the third category, CIBC calculated, among other things, the multiples of transaction value to book value. CIBC then compared these multiples to comparable data for CNY as shown in the following table:

                                        Acquired New York Thrifts With    U.S. Acquired Thrifts With             Acquired
                           Niagara/              Assets Less                   Assets From $200            Thrifts With Capital
                              CNY             Than $1.0 Billion                 to $500 Million                  Ratios >20%
                            -------     ------------------------------    ---------------------------    --------------------------
                                          Low        Mean       High       Low        Mean       High    Low        Mean       High
                                          ---        ----       ----       ---        ----       ----    ---        ----       ----
Price to Book Value          1.30x       1.28x      1.67x      2.15x      1.06x      1.96x      2.98x   1.04x      1.25x      1.54x

Price to Tangible Book
      Value                  1.30x       1.28x      1.68x      2.20x      1.06x      2.09x      3.61x     -          -          -

Price to Last Twelve
Months Earnings             36.01x1      13.72x     30.20x     47.77x     16.54x     23.38x     28.01x    -          -          -

Core Deposit Premium        11.13%       6.00%      9.59%      11.53%     9.13%      13.19%2    18.07%    -          -          -

1 - Price to earnings ratio for CNY based upon then projected 1999 full year earnings was 28.17x.

2 - Excludes three transactions which CIBC deemed not meaningful for comparative purposes.

         CIBC then applied these ranges of multiples derived from these analyses to comparable data for CNY and derived the following imputed valuation ranges for CNY's common stock:



                               Acquired New York Thrifts     U.S. Acquired Thrifts With
                              With Assets Less Than $1.0      Assets From $200 to $500        Acquired Thrifts With
                                        Billion                        Million                 Capital Ratios >20%
                              --------------------------     --------------------------        -------------------
Imputed Valuation Range              $13.79-$19.42                 $11.28 - $25.52               $15.35 - $22.75

Mean Imputed Valuation                  $17.69                         $17.76                         $18.45

         DISCOUNTED CASH FLOW ANALYSIS. CIBC performed a discounted cash flow analysis of future income streams of CNY, based on management's internal projections of net income for 2000 and 2001, followed by assumed annual percentage increases in net income of 5%, 8% and 10%, in all cases adjusted for the excess of the provision for loan losses over actual projected charge offs. This analysis assumed CNY was not acquired but remained independent for five years.

         Based on these assumptions, CIBC determined the theoretical value of a share of CNY common stock at the end of the five year period by applying terminal multiples (ranging from 12x to 15x terminal year adjusted earnings) and discount rates (ranging from 10-13%) that CIBC viewed as appropriate for a company with CNY's particular risk characteristics. The following table sets forth the imputed valuation ranges that CIBC calculated for CNY's common stock using these discounted cash flow analyses:

              Case                           Imputed Valuation Range
     ----------------------                  -----------------------
     5.00% Estimated Growth                      $9.11 - $11.97

     8.00% Estimated Growth                      $9.81 - $12.92

     10.00% Estimated Growth                    $10.30 - $13.58

         PREMIUMS PAID ANALYSIS. CIBC analyzed the premiums paid in selected recent acquisitions compared to the trading price of the target company's common stock one day, one week and four weeks prior to the transaction date. For purposes of this analysis, CIBC reviewed all 28 acquisitions announced between January 1, 1998 and December 23, 1999 in which the target company was a thrift institution with assets of $200 million to $500 million. This analysis indicated a range of premiums paid from 4.52% to 69.24% over the pre-announcement trading price. Applying these premiums to CNY's stock price at comparable times prior to the announcement of the signing of the Agreement, CIBC derived an implied valuation of CNY's common stock of $18.03 to $29.19. CIBC noted, however, that CNY's stock price appeared to reflect a significant element of takeover speculation in recent periods (particularly after Seidman and Associates, LLC, acquired 10% of CNY's stock and a board seat in March 1999) and therefore its pre-announcement trading prices might not necessarily be comparable to those of the companies involved in the precedent transactions. CIBC accordingly gave less weight to this analysis than to the other analyses described above.

         CIBC has from time to time in the past provided investment banking services to both Niagara and CNY. In 1998, CIBC acted as lead advisor in the mutual to stock conversions of both Lockport Savings Bank, the principal subsidiary of Niagara, and Cortland Savings, the principal subsidiary of CNY. CNY paid CIBC $481,245 for its services in connection with it stock conversion and $50,000 for investment banking services during 1999. In the ordinary course of its market making and other trading activities, CIBC may buy or sell securities of CNY and Niagara both for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in these securities. CIBC has acted as financial advisor to CNY in connection with the merger and will receive a fee of approximately $1.1 million, which is 1.2% of the total merger consideration. Approximately $755,000 of this fee is contingent on the consummation of the merger. CNY has also agreed to indemnify CIBC against certain liabilities which may arise in connection with its service as an advisor to CNY.

         If CIBC withdraws its fairness opinion, which the CNY Board has no reason to believe will occur, then the CNY Board, in the exercise of its fiduciary duties, would have to evaluate whether to withdraw its recommendation to stockholders that they approve the Agreement. In its evaluation, the Board would consider such factors as the reasons for the withdrawal, the market price of financial institution stocks, any competing offers to acquire CNY, the progress of regulatory applications and the likelihood that the transaction with Niagara can be consummated. If the CNY Board withdraws its recommendation, and if any person other than Niagara or its subsidiaries acquires 25% or more of CNY's outstanding common stock within 18 months after the Agreement terminates, then Niagara would have the right to exercise its option to acquire 919,814 shares of CNY common stock, as described below.

PAYMENT PROCEDURES

         CNY and Niagara will appoint an Exchange Agent to facilitate the payment for shares of CNY stock. On the closing date of the merger, Niagara will pay the Exchange Agent sufficient funds so that the Exchange Agent can pay the merger consideration to all remaining stockholders of CNY. No later than five days after the merger is consummated, the Exchange Agent will mail transmittal letters and instructions to all CNY stockholders at their addresses as shown on CNY's official stock records. Stockholders can then use the transmittal letters to submit their stock certificates for payment. Within three business days after the Exchange Agent receives a properly completed transmittal letter and the applicable stock certificate, the Exchange Agent will mail the payment to the stockholder. If a stockholder has lost his or her stock certificate, the Agreement requires that the stockholder submit an affidavit and a lost certificate indemnity bond in order to receive payment.

         The merger consideration of $18.75 per share will be paid without interest. Therefore, stockholders of CNY should promptly complete and return their transmittal letters as quickly as possible. The Exchange Agent will no longer process requests for payment one year after the merger is effective. Any CNY stockholders who submit their shares for payment more than one year after the merger is consummated must submit their share certificates and transmittal letters to Niagara Bancorp.

         Transmittal letters will be sent to the addresses used to mail this proxy statement. If you own your stock directly in your own name and you want to update your address, you should immediately contact our transfer agent, Registrar and Transfer Company at 1-800-368-5948. If you own your stock in "street name" through a broker, the Exchange Agent will send the transmittal letter to the record owner of your shares and you will not submit your shares yourself for payment. Instead, you should contact your broker to receive payment.

OTHER ACQUISITION PROPOSALS

         The Agreement provides that CNY, Cortland Savings, their subsidiaries and their officers, directors, employees, representatives, agents, affiliates, investment bankers, attorneys or accountants may not, directly or indirectly, initiate, solicit or knowingly encourage or facilitate any inquiries or the making of any proposal that is or could lead to a competing proposal to acquire CNY. The Agreement also prohibits an extensive list of related activities in support of or in furtherance of any competing proposal.

         However, the Board of Directors of CNY may furnish information to, or enter into discussions or negotiations with, any person or entity if it receives a "Superior Proposal" from that person or entity before the meeting. A "Superior Proposal" is an unsolicited, written, bona fide proposal to acquire CNY or Cortland Savings, if, and only to the extent that, (a) the Board of Directors of CNY receives a written opinion from its independent financial advisor that the proposal may be superior to the transactions contemplated by the Agreement from a financial point of view to CNY's stockholders; (b) the Board of Directors of CNY, upon the advice of independent legal counsel, determines in good faith that furnishing information or entering into discussions or negotiations is necessary for the Board of Directors of CNY to comply with its fiduciary duties to stockholders; and (c) the CNY stockholders' meeting to approve the Agreement has not yet been held. The person or entity making the Superior Proposal must also enter into a confidentiality agreement with CNY. The Board of Directors of CNY may withdraw or modify its recommendation that stockholders approve the Agreement, and may enter into an agreement to implement a Superior Proposal, if the Board of Directors, after consultation with and based upon the advice of independent legal counsel, determines in good faith that such action is necessary for the Board of Directors to comply with its fiduciary duties to stockholders.

         CNY did not receive a Superior Proposal from any person or entity either before or after entering into the Agreement with Niagara.

BENEFITS OF THE MERGER TO DIRECTORS AND EXECUTIVE OFFICERS

         Each director and executive officer of CNY or Cortland Savings who owns stock of CNY will receive the same payment per share as all other stockholders. When and if the stockholders approve the Agreement, all existing awards to directors, officers and employees under the PRRP and the Stock Option Plan will automatically vest in full. Directors and officers who have received awards of stock under the PRRP will receive $18.75 per share, just like other stockholders. The holders of options under the Stock Option Plan will receive, for each share subject to an option, a payment equal to the difference between $18.75 and the exercise price of the option.

         The following table sets forth the amounts which directors and executive officers will be entitled to receive for their awards under the PRRP and the Stock Option Plan.

                                                       Stock Plan Benefits for Directors and Executive Officers
                                        --------------------------------------------------------------------------------
                                        Payments for PRRP Shares at    Payments for Options at
                                                  $18.75              $18.75 Per Share Minus the
                                                 Per Share                   Exercise Price                   Total
                                        ---------------------------   --------------------------         ---------------
Each 10 Non-Employee
Directors of CNY or
Cortland Savings*.................              $   133,912                    $   116,500                  $   250,412

Wesley D. Stisser, Director and
President ........................              $   750,000                    $   362,500                  $ 1,112,500

Michael Stapleton.................              $   468,750                    $   181,250                  $   650,000

Steven A. Covert..................              $   375,000                    $   181,250                  $   556,250

Kerry D. Meeker...................              $   375,000                    $   145,000                  $   520,000

All Directors and Executive
Officers as a Group...............              $ 3,173,962                    $ 2,035,003                  $ 5,208,965

* - Director Lawrence Seidman declined to accept awards under the PRRP, and thus he will receive only the payment on account of stock options granted to him.

         After the merger, at least seven existing directors of Cortland Savings will continue to be directors and Harvey Kaufman will continue to be the chairman of the board of Cortland Savings. Directors fees will continue at current levels - an annual retainer of $3,000 plus $250 for each board meeting and $400 for each committee meeting. The chairman of the board will receive a $12,000 annual retainer plus per meeting fees, but no fees will be paid to the chairman of the board for attendance at a committee meeting in an ex officio capacity. The chair of each committee receives an additional $100 per committee meeting. Per meeting fees are paid only for actual attendance at a meeting but not for attendance by conference telephone call. In addition, Mr. Kaufman, will become a director of Niagara and will be entitled to receive the same directors fees as other non-employee directors of Niagara. Niagara has also agreed to continue to honor all of CNY's or Cortland Savings' obligations to pay previously-earned directors fees which were deferred under existing deferral plans.

         When CNY completes the merger, its president, Wesley D. Stisser, will retire. He has waived his right to receive any severance payment or payment upon change in control under his employment contract with Cortland Savings. The Agreement provides that Michael Stapleton, now the executive vice president of Cortland Savings, will be elected chief executive officer of Cortland Savings and will be appointed to its board of directors. The Agreement provides that Mr. Stapleton will be offered a one year employment agreement at an unspecified salary.

Cortland Savings anticipates that it will continue to employ Senior Vice President Kerry D. Meeker after the merger. Therefore, Messrs. Stapleton and Meeker will not be entitled to any severance payment. The employment of Executive Vice President and Chief Financial Officer Steven A. Covert will terminate when the merger is completed, and he will receive a severance payment under his employment contract equal to approximately $348,000. All four executive officers will be entitled to receive payment for their stock options and PRRP awards as set forth in the table above. In addition, the CNY ESOP will terminate once the merger is effective and the four executive officers, as well as all other employees of CNY and Cortland Savings, will share in the distribution of the assets of the ESOP.

         Niagara has agreed, for six years after the merger is consummated, to indemnify present and former directors and officers of CNY and its subsidiaries from liabilities, judgments or amounts paid in settlement in connection with any matter existing or occurring at or prior to the consummation of the merger. The indemnification applies to claims based in whole or in part or arising in whole or in part out of the fact that the indemnified person is or was a director or officer of CNY or one of its subsidiaries. The indemnification applies to the fullest extent that the indemnified directors and officers are entitled to indemnification under the Delaware General Corporation Law, CNY's certificate of incorporation and bylaws, the Federal Deposit Insurance Act and any other law that now exists. In addition, for three years after the merger is consummated, Niagara has agreed to maintain in effect CNY's current directors' and officers' liability insurance policy or provide a substitute policy that is not materially less favorable.

         Cortland Savings has an Employee Severance Plan which provides for severance benefits for any employee who is terminated within one year after the merger. The severance benefit is two weeks of salary for each year of service with a minimum of eight weeks and a maximum of 26 weeks of salary. The Agreement provides that if it is necessary to retain any Cortland Savings back office personnel for longer periods, they will still be entitled to benefits under the Employee Severance Plan if they are terminated within 18 months after the merger. The four executive officers of CNY and Cortland Savings, Messrs. Stisser, Stapleton, Covert and Meeker, are not eligible to participate in the Employee Severance Plan.

THE CLOSING DATE

         The merger will be consummated on the Closing Date, which will be a date selected by Niagara not more than 15 days after the last condition precedent to the merger has been satisfied, or on any other date that Niagara and CNY agree upon.

RESTRICTIONS ON OPERATIONS

         CNY has agreed to restrictions on its operations pending completion of the merger. The primary restrictions include limits on the size of loans that CNY or Cortland Savings may make without the approval of Niagara, restrictions on modifying employee plans and contracts, restrictions on dividends and limits on the issuance of stock, options or stock-based compensation awards. However, the Agreement preserves the ability of CNY to declare and pay a quarterly cash dividend of $0.10 per quarter in accordance with existing practice.

REPRESENTATIONS AND WARRANTIES

         CNY has given extensive representations and warranties in the Agreement. If any of these is materially false on the Closing Date, Niagara has the right to terminate the Agreement and not proceed with the merger. The principal representations and warranties provide that, except as CNY has disclosed to Niagara, CNY and its subsidiaries (i) have properly approved the Agreement; (ii) are legally organized and in good standing; (iii) have accurately disclosed financial information and information about outstanding contracts and arrangements; (iv) have paid their taxes; (v) have not suffered a material adverse effect; (vi) own their property free of liens and with adequate insurance; (vii) are not involved in any material legal proceedings; (viii) have complied with applicable laws; (ix) have not employed any broker, finder or business advisor other than CIBC; (x) do not have any environmental contamination on their properties and are not aware of any environmental contamination on any property mortgaged to them as security for a loan; (xi) have valid and enforceable legal documents for all loans on their books; (xii) have an adequate allowance for loan losses;
(xiii) have not engaged in any transactions with affiliates except as disclosed to Niagara and all transactions which were disclosed were on the same terms and conditions as those prevailing at the same time for comparable transactions with persons who were not affiliates; (xiv) do not have any brokered deposits; and
(xv) are Year 2000 compliant.

REGULATORY APPROVAL

         In order for the merger to occur, the Board of Governors of the Federal Reserve System must approve the acquisition of CNY by Niagara under the federal Bank Holding Company Act because the merger will cause Niagara, a registered bank holding company, to acquire control of CNY, another bank holding company, and Cortland Savings. Similarly, the New York State Banking Board must approve the transaction because Banking Board approval is required for Niagara to control Cortland Savings. Niagara has filed applications for those approvals. The merger can not be consummated unless and until Niagara and CNY obtain these approvals. In addition, there is a thirty day waiting period after the Federal Reserve approves the merger, which the Federal Reserve has the authority to shorten to 15 days, before the merger can be effective.

APPRAISAL RIGHTS

         Stockholders of CNY have what are commonly known as appraisal rights or dissenters' right under Section 262 of the Delaware General Corporation Law. A copy of Section 262 is attached to this proxy statement as Exhibit C for the information of stockholders.

         Section 262 provides that a stockholder has the right to receive the value of his or her stock of CNY, as the Court of Chancery of the State of Delaware determines, instead of receiving $18.75 per share. In order to exercise appraisal rights, a CNY stockholder must:

         1. Not vote in favor of the Agreement and not consent to the Agreement (a stockholder is not required to vote against the Agreement in order to preserve appraisal rights);

         2. Deliver to CNY, before the vote is taken on the Agreement, written demand for an appraisal which sets forth the name of the stockholder and that the stockholder intends to demand the appraisal of his or her stock (a proxy or vote against the Agreement is not sufficient to constitute a demand for appraisal); and

         3. Continue to own the stock of CNY from the date the demand is made under item 2 until the merger is consummated.

         Within 10 days after the merger is effective, Niagara Merger Corp must send notice to all stockholders who have properly exercised appraisal rights that the merger has occurred. Within 120 days after merger is effective, any stockholder who has satisfied these requirements, or Niagara Merger Corp as the survivor of the merger, has the right to file a petition in the Delaware Court of Chancery demanding a determination of the value of the stock of all stockholders who have properly demanded appraisal rights. A stockholder has the right to withdraw a demand for appraisal within 60 days after the merger is effective.

         Section 262 states that the Chancery Court's appraisal of the stock must exclude "any element of value arising from the accomplishment or expectation of the merger . . .." Section 262 also provides that the costs of the proceeding shall be determined by the Court and charged to the parties in such manner as the court deems equitable. The Court may require that the expenses of any stockholder in the proceeding, such as attorneys fees and expert fees, be charged against the value of all shares being appraised.

TAX CONSEQUENCES

         In general, stockholders who hold their shares of CNY common stock as capital assets will have a capital gain for tax purposes when and if the merger is consummated equal to the difference between the cash price paid in the merger and the stockholder's basis in the stock. Whether this capital gain is taxed at long-term or short-term capital gain rates generally depends upon how long the stockholder has owned the shares. The tax treatment for stockholders who exercise appraisal rights will be substantially the same as for other stockholders.

         The transmittal letters that the Exchange Agent will send to stockholders will include a certification as to the accuracy of the stockholder's taxpayer identification number (social security number or employer identification number). Unless the stockholder signs the certification or establishes to the Exchange Agent that there is a valid exemption, the Exchange Agent must withhold 31% of the amount payable to the stockholder. The withholding is also required if the stockholder has been notified by the IRS that he or she is subject to back up withholding.

         The federal income tax consequences described above are generally applicable to stockholders, but may not apply to all stockholders depending upon their individual circumstances. In addition, stockholders may be liable for state or local income taxation on the gain they receive depending upon the residence of the stockholders. Therefore, CNY urges stockholders to consult with their tax advisors about their individual circumstances.

NIAGARA'S OPTION TO PURCHASE 919,814 SHARES OF CNY COMMON STOCK

         When CNY signed the Agreement, CNY also gave Niagara an option to purchase 919,814 shares of CNY common stock, equal to 19.99% of the shares then outstanding. The exercise price of the option is $16.75 per share. Niagara cannot exercise the option at this time. Niagara can exercise the option only if an "Initial Triggering Event" occurs and additional conditions are met. An Initial Triggering Event includes any one of the following:

         (i) CNY participates in negotiations regarding a Superior Proposal;

         (ii) CNY or any of its subsidiaries enters into an agreement to engage in a merger, sale of substantially all of its assets, or sale of 15% or more of the voting power of CNY or any of its significant subsidiaries;

         (iii) Any person or group other than Niagara or its subsidiaries acquires beneficial ownership or the right to acquire beneficial ownership of 15% or more of the outstanding shares of CNY's common stock;

         (iv) CNY's Board of Directors withdraws, modifies or changes its recommendation that stockholders approve the Agreement in a manner adverse to Niagara;

         (v) A competing proposal is made by a third party and either (A) CNY intentionally and knowingly breaches any representation, warranty, covenant or agreement contained in the Agreement and such breach would entitle Niagara to terminate the Agreement but is not cured before Niagara exercises the option, or
(B) the CNY stockholders fail to approve the Agreement; or

         (vi) Any person other than Niagara or its subsidiaries, files an application or notice with any federal or state bank regulatory authority for approval to engage in a competing transaction.

         Once an Initial Triggering Event occurs, Niagara may exercise the option, in whole or in part, and has 180 days to do so, if and only if the Initial Triggering Event is of the type described in item (ii) or if any person other than Niagara or its subsidiaries acquires beneficial ownership of 25% or more of CNY's outstanding common stock.

         The option terminates and is no longer exercisable by Niagara if (A) the Agreement terminates for any reason and there has not then been an Initial Triggering Event or (B) 18 months have passed since the Agreement was terminated and the termination was at the same time as or followed an Initial Triggering Event.

         The option includes extensive provisions designed to avoid circumvention of the option, such as anti-dilution provisions and provisions regarding the continuance of the option if CNY engages in a business combination with a third party. If (i) a person or group acquires or obtains the right to acquire beneficial ownership of 25% or more of CNY's common stock, or (ii) CNY enters into an agreement (A) to permit another person to merge with CNY so that either CNY is not the surviving corporation or CNY is the survivor but CNY's stockholders own less than 50% of the surviving entity, or (B) to sell all or substantially all of its assets to any person, and such agreement is consummated, then in any of those events Niagara may require that CNY pay the economic benefit of the option to Niagara instead of Niagara exercising the option and receiving stock of CNY, or repurchase stock which Niagara has already acquired upon exercise of the option. The amount payable by CNY is based upon the higher of (i) the highest price paid by the person or group acquiring or having the right to acquire beneficial ownership of 25% or more of the CNY common stock; (ii) the price paid in the consummated transaction described in alternative (ii) described previously in this paragraph; or (iii) the highest closing bid price as reported by on the Nasdaq system during the 40 business days prior to Niagara's exercise of the right to receive cash.

         The purpose of the option is to increase the likelihood that the merger as described in the Agreement will occur. The option may discourage third parties from proposing competing proposals even if the competing proposal might otherwise involve a higher payment to CNY stockholders. The existence of the option could significantly increase the cost of acquiring CNY to a potential acquiror, other than Niagara.


VOTING AGREEMENT

         The directors and executive officers of CNY and Cortland Savings have all signed letters to Niagara which provide that they will vote all their shares of stock of CNY in favor of the Agreement. The letters prohibit the directors and executive officers from selling any of their shares of CNY prior to the stockholders meeting to approve the Agreement over which they or members of their immediate family have sole or shared voting power. The letter agreements cover, in the aggregate, approximately 760,000 shares of CNY common stock, including shares owned by directors and executive officers, shares allocated to them under the ESOP, shares awarded to them under the CNY PRRP, and shares owned by members of their immediate families. These shares represent approximately 16.5% of the total shares outstanding and entitled to vote on the Agreement.

                      PRINCIPAL OWNERS OF CNY COMMON STOCK

         The following table provides you with information, to the best of CNY's knowledge, about stock ownership by directors, executive officers, and any person or group CNY knows to beneficially own more than 5% of its outstanding common stock. The information is as of the Record Date. Information about persons or groups who own beneficially more than 5% of our common stock is based on filings with the Securities and Exchange Commission on or before the Record Date.

                                                                          Shares Beneficially    Percent of total
                                                                                 Owned                shares
Beneficial Owner                                                          at March 24,2000(1)      outstanding(2)
----------------                                                          -------------------     ---------------
CNY Employee Stock Ownership Plan
One North Main Street, Cortland, New York 13045                                 401,696(3)              8.62%

Wesley D. Stisser, President and Chief Executive Officer                         67,140(4)              1.44%

Joseph H. Compagni, Director                                                     39,355(5)                 *

Patrick J. Hayes, M.D., Director                                                 46,355(6)              1.00%

Robert S. Kashdin, CPA., Director                                                27,355(7)                 *

Harvey Kaufman, Director and Chairman of the Board                               30,355(8)                 *

Donald P. Reed, Director                                                         26,355(9)                 *

Lawrence B. Seidman, Esq., Director                                             463,882(10)             9.96%

Terrance D. Stalder, Director                                                    20,395(11)                *

Steven A. Covert, Executive Vice President and Chief Financial Officer           36,278(12)                *

Directors and Executive Officers of CNY and Executive Officers of
Cortland Savings, as a group (11 persons)                                       834,171(13)            17.91%

--------------------------------
NOTES TO THE STOCK OWNERSHIP TABLE:

An asterisk ("*") means that the percentage is less than 1%.

(1) Amount includes shares held directly, as well as shares allocated to such individuals under the CNY ESOP, and other shares with respect to which a person may be deemed to have sole voting or investment power. The table also includes 7,142 shares awarded in April 1999 to each non-employee director (except for Lawrence B. Seidman) pursuant to the PRRP. The table also includes 3,213 options awarded to each of the ten non-employee directors, 10,000 options for Mr. Stisser, 5,000 options for Mr. Covert and 9,000 options for other executive officers. These options, representing 20% of the options awarded to such persons under the CNY Stock Option Plan, will become exercisable on April 28, 2000 and hence are includable in the table.

(2) Based upon 4,601,373 shares outstanding on the Record Date plus 56,130 options exercisable on April 28 as described in note 1.

(3) Excludes 26,836 shares allocated to ESOP participants. HSBC Bank, the trustee of the ESOP, may be deemed to own beneficially the unallocated shares held by the ESOP. Unallocated shares and allocated shares for which no voting instructions are received are voted in the same proportion as allocated shares voted by participants.

(4) Includes 40,000 unvested PRRP shares, 14,972 shares owned by Mr. Stisser through CNY's 401(k) Plan; 500 shares in custodial accounts for the benefit of his grandchildren; and 2,168 shares allocated to Mr. Stisser in the CNY ESOP.

(5) Includes 1,000 shares owned by a testamentary trust of which Mr. Compagni is the trustee and his mother is a beneficiary.

(6) Includes 36,000 shares owned by Dr. Hayes' Individual Retirement Account.

(7) Includes 2,500 shares owned by Mr. Kashdin's Individual Retirement Account and 1,000 shares owned by his wife.

(8) Includes 15,000 shares owned by Mr. Kaufman's Individual Retirement Account.

(9) Includes 3,100 shares owned by Mr. Reed's Individual Retirement Account. The amount shown excludes 15,000 shares owned by Dryden Mutual Insurance Company. Mr. Reed is the Chairman of the Board of Dryden Mutual Insurance Company but is not an employee of it. He has no ownership interest in Dryden Mutual except for a minuscule interest as a policy holder. Mr. Reed disclaims any ownership interest in those shares and does not vote as a director of Dryden Mutual on any matters related to the investment in or the voting of those shares.

(10) The shares shown include all shares listed on a report filed under Section 13(d) of the Securities Exchange Act of 1934 by Lawrence B. Seidman, 100 Misty Lane, Parsippany, New Jersey 07054, jointly with Seidman and Associates L.L.C. ("SAL"), Seidman and Associates II, L.L.C. ("SALII"), Seidman Investment Partnership, L.P. ("SIP"); Seidman Investment Partnership II, L.P. ("SIPII") (the address of the last three named entities is 19 Veteri Place, Wayne, New Jersey 07470); Kerrimatt, LP ("Kerrimatt"), 80 Main Street, West Orange, New Jersey 07052; Federal Holdings L.L.C. ("Federal"), One Rockefeller Plaza, 31st Floor, New York, NY 10020; The Benchmark Company, Inc. ("TBCI"); Benchmark Partners, LP ("Partners"); Richard Whitman; Lorraine DiPaolo (the address of the last two named individuals and the previous two named entities is 750 Lexington Avenue, New York, NY 10022); and Dennis Pollack, 47 Blueberry Drive, Woodcliff Lakes, NJ 07675. Not all of the shares shown are reported to be owned beneficially by Mr. Seidman, but all are reported to be owned beneficially by the individuals and entities filing the Schedule 13D as a group. According to the Schedule 13D, the following is a breakdown of the ownership of the shares shown: (a) Mr. Seidman has sole investment discretion and voting authority for 374,400 shares of CNY owned by SAL, SALII, SIP, SIPPII, Kerrimatt, Federal and various individual clients of Mr. Seidman; (b) Mr. Whitman and Ms. DiPaola share the investment discretion and voting authority for 72,400 shares of CNY owned by TBCI and Partners, and each of them has sole investment discretion and voting authority for an additional 1,000 shares each; (c) Mr. Pollack has the sole investment discretion and voting authority over 11,869 shares owned by him.

(11) Includes 8,540 shares owned by Mr. Stalder's Individual Retirement Account.

(12) Includes 20,000 unvested PRRP shares. Also includes 1,278 shares allocated to Mr. Covert in the CNY ESOP.

(13) This total includes shares beneficially owned by all directors and executive officers listed in the table plus two executive officers not separately listed. The total also includes 45,000 unvested PRRP shares awarded to the two executive officers of CNY and Cortland Savings who are not separately named and 2,449 shares allocated to those officers in the CNY ESOP. The total also includes 86,269 shares reported in the Schedule 13D filed by Mr. Seidman and others, over which other persons are reported to have investment discretion and voting authority (see note 9).

                      INFORMATION REGARDING THE MARKET FOR
                      CNY COMMON STOCK AND RELATED MATTERS

         CNY's common stock is traded on the Nasdaq National Market System under the symbol "CNYF". At December 31, 1999, there were 4,601,373 shares of CNY Financial Corporation common stock issued and outstanding, and there were approximately 1,500 holders of record. The table below shows the high and low bid price of the common stock and cash dividends per share declared during the last two years. The share prices shown may not necessarily represent actual transactions and represent inter-dealer prices, without retail markups, markdowns or commissions.

                                                       Bid
                                          ------------------------------     Dividends
                                               High            Low           Per Share
                                          --------------------------------------------
           1998:
           October 6 - December 31 (1)       $ 10.19        $  8.88        $     --
           1999 quarter ended:
           ------------------
              March 31                         12.13           9.88            0.04
              June 30                          12.06          11.25            0.05
              September 30                     15.63          11.88            0.08
              December 31                      17.94          13.94            0.10

           2000 quarter ended:
           -------------------
              March 31                       $ 18.13        $ 17.75        $   0.10

           (1) The Company's common stock began trading on October 6, 1998.

         The stock price information set forth in the table above was provided by the National Association of Securities Dealers, Inc.

            FINANCIAL INFORMATION REGARDING CNY FINANCIAL CORPORATION

         CNY is providing the following financial information to its stockholders as part of this proxy statement to assist stockholders in making their decision on whether to vote in favor of the Agreement and the merger. CNY urges stockholders to please review the following information carefully before deciding how to vote.

                             SELECTED FINANCIAL DATA

         The following selected balance sheet and income statement data are derived from the audited consolidated financial statements of CNY Financial Corporation and Subsidiary. The consolidated financial statements as of December 31, 1999 and 1998 and for each of the years in the three-year period ended December 31, 1999 are included in this Proxy Statement beginning at page F-1.

                                                                                     DECEMBER 31,
                                                       --------------------------------------------------------------------------
SELECTED BALANCE SHEET DATA:                               1999           1998           1997           1996           1995
                                                       --------------------------------------------------------------------------
                                                                           (In thousands, except share data)
Total assets                                           $   287,445     $  281,186     $  233,729     $   238,100    $  235,681
Loans receivable, net                                      166,657        159,207        155,422         158,611       158,507
Allowance for loan losses                                    2,430          2,494          2,143           1,952         2,002
Loans held-for-sale                                             --             --          2,541              --            --
Securities available-for-sale                               97,560         88,437         44,140          45,594        41,777
Securities held-to-maturity                                  7,103         10,318         12,550          11,757        11,188
Cash & cash equivalents                                      6,272         14,536          8,079          12,536        14,176
Real estate owned                                              309            260            964             563           374
Deposits                                                   195,470        196,014        199,770         204,640       203,110
Borrowings                                                  19,200          1,000             --              --            --
Total stockholders' equity                             $    67,700     $   79,070     $   30,740     $    30,345    $   29,030
Book value per share(1)                                $     15.43     $    15.06            N/A             N/A           N/A
Book value per share, excluding
     unallocated ESOP shares(2)                        $     16.99     $    16.38     $      N/A     $       N/A           N/A

                                                                                YEAR ENDED DECEMBER 31,
                                                       ---------------------------------------------------------------------------
SELECTED OPERATIONS DATA:                                  1999           1998           1997           1996           1995
                                                       ---------------------------------------------------------------------------
                                                                           (In thousands, except share data)
Interest income                                        $     19,770    $    18,003    $    17,667    $     17,787   $    17,811
Interest expense                                              7,607          7,986          8,328           8,758         8,613
----------------------------------------------------------------------------------------------------------------------------------
Net interest income                                          12,163         10,017          9,339           9,029         9,198
Provision for loan losses                                       100            325          3,300           1,380           600
----------------------------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses          12,063          9,692          6,039           7,649         8,598
Other non-interest income                                     1,078          1,583            889             770           671
----------------------------------------------------------------------------------------------------------------------------------
                                                             10,985         11,275          6,928           8,419         9,269
Other non-interest expense                                    7,874          8,326          6,872           6,201         5,945
----------------------------------------------------------------------------------------------------------------------------------
Income before income taxes                                    5,267          2,949             56           2,218         3,324
Income tax expense (benefit)                                  2,295          1,270            (16)            853         1,400
----------------------------------------------------------------------------------------------------------------------------------
Net income                                             $      2,972    $     1,679    $        72    $      1,365   $     1,924

Basic earnings per share(3)                            $       0.67    $        --            N/A             N/A           N/A

Diluted earnings per share(3)                          $       0.66    $        --            N/A             N/A           N/A
----------------------------------------------------------------------------------------------------------------------------------
Diluted earnings per share, excluding contribution
     to Foundation(4)                                  $       0.66    $      0.13            N/A             N/A           N/A
==================================================================================================================================
Weighted average diluted shares outstanding               4,496,584      4,928,044            N/A             N/A           N/A
==================================================================================================================================

SELECTED FINANCIAL RATIOS AND OTHER DATA:                                AT OR FOR THE YEAR ENDED DECEMBER 31,
                                                       --------------------------------------------------------------------------
                                                           1999           1998           1997           1996           1995
================================================================================================================================
PERFORMANCE RATIOS:
Return on average assets                                     1.04%        0.64%           0.03%         0.58%           0.82%
Return on average assets, excluding
     contribution to Foundation(4)                           1.04%        0.87%           0.03%         0.58%           0.82%
Return on average equity                                     3.96%        3.21%           0.23%         4.64%           6.85%
Return on average equity, excluding
     contribution to Foundation(4)                           3.96%        4.38%           0.23%         4.64%           6.85%
Net interest rate spread                                     3.36%        3.52%           3.58%         3.48%           3.70%
Net interest margin                                          4.46%        4.28%           4.17%         4.02%           4.18%
Efficiency ratio                                            59.57%       72.00%          67.49%        63.38%          60.34%
Efficiency ratio, excluding
     contribution to Foundation(4)                          59.57%       63.15%          67.49%        63.38%          60.34%

STOCKHOLDERS' EQUITY AND ASSET QUALITY RATIOS:
Average equity to average total assets                      26.31%       19.86%          13.04%        12.40%          12.00%
Total equity to assets end of period                        23.55%       28.12%          13.15%        12.74%          12.32%
Non-performing assets to total assets                        0.32%        0.42%           2.04%         1.78%           1.00%
Non-performing loans to total loans                          0.36%        0.58%           2.37%         2.28%           1.24%
Allowance for loan losses to total loans                     1.44%        1.54%           1.34%         1.22%           1.25%
Allowance for loan losses to non-performing loans          399.01%      266.74%          56.48%        53.23%         100.40%

OTHER DATA:
Full service offices                                            3            3               3             3               3
Full-time equivalent employees                                 98           91              93            95              96
================================================================================================================================

(1) Book value per share is equal to total stockholders' equity divided by the common shares outstanding at December 31.

(2) Equal to stockholders' equity divided by common shares outstanding, less unallocated ESOP shares.

(3) Earnings per share for 1998 calculated on earnings from date of conversion (October 6, 1998) to December 31, 1998.

(4) Excludes contribution expense to the Cortland Savings Foundation of $1,023,000, or $614,000 after taxes, in 1998.

                    THE BUSINESS OF CNY FINANCIAL CORPORATION

         CNY, a Delaware corporation, is a bank holding company headquartered in Cortland, New York with total assets of over $287 million at December 31, 1999. Through its wholly owned subsidiary, Cortland Savings, which was founded in 1866, CNY engages in full service community banking. Cortland Savings is also headquartered in Cortland, New York, and has three full service offices in Cortland County, and loan production offices in Ithaca, Tompkins County, and Liverpool, Onondaga County.

         CNY provides community banking services primarily to individuals and small-to-medium-sized businesses, in Cortland County and the neighboring counties. These services include traditional checking, NOW, money market, savings and time deposit accounts. CNY offers home equity, home mortgage, commercial real estate, commercial and consumer loans, safe deposit facilities and other services specially tailored to meet the needs of customers in its target markets.

         CNY commenced operations on October 6, 1998, when Cortland Savings converted from a state chartered mutual savings bank to a state chartered stock savings bank. References to the business activities, financial condition and operations of CNY prior to October 6, 1998 refer to Cortland Savings, while references to CNY on or after that date refer to both CNY and Cortland Savings as consolidated, unless the context indicates otherwise.

         The following discussion should be read in conjunction with CNY's Consolidated Financial Statements, including the accompanying notes, appearing later in this proxy statement.

INVESTMENT ACTIVITIES

         GENERAL. The investment policy of CNY, which is approved by the Board of Directors, is based upon its asset/liability management goals and is designed primarily to provide satisfactory yields, while maintaining adequate liquidity, a balance of high quality, diversified investments, and minimal risk. The investment policy is implemented by the President and the Chief Financial Officer. CNY is assisted in its investment decisions by an independent nationally recognized investment advisory firm. All securities purchases and sales must be approved by at least two executive officers and are reported to the Board of Directors each month. CNY generally classifies its new securities investments as available-for-sale in order to maintain flexibility in satisfying future investment and lending requirements.

         The following table sets forth information with respect to CNY's securities portfolio.

                                           ---------------------------------------------------------------
                                                                    AT DECEMBER 31,
                                           ---------------------------------------------------------------
                                                   1999                1998                   1997
                                           ---------------------------------------------------------------
                                           AMORTIZED   FAIR     AMORTIZED    FAIR      AMORTIZED    FAIR
                                             COST      VALUE       COST      VALUE       COST       VALUE
----------------------------------------------------------------------------------------------------------
SECURITIES AVAILABLE-FOR-SALE:                              (Dollars in thousands)
U.S. Treasury securities                   $  3,016   $  3,021   $  8,041   $  8,136   $ 15,045   $ 15,141
U.S. Government agencies                     11,453     11,225      4,996      5,028        996      1,005
Corporate debt obligations                   20,553     20,328     27,649     27,822     13,819     13,861
State and municipal sub-divisions             1,865      1,804        917        927         --         --
Mortgage-backed securities                   58,684     56,437     42,801     43,041     12,144     12,211
----------------------------------------------------------------------------------------------------------
Total debt securities                        95,571     92,815     84,404     84,954     42,004     42,218
Equity securities                             2,827      4,745      2,072      3,483      1,192      1,922
----------------------------------------------------------------------------------------------------------
Total available-for-sale                     98,398     97,560     86,476     88,437     43,196     44,140
----------------------------------------------------------------------------------------------------------
SECURITIES HELD-TO-MATURITY:
U.S. Government agencies                      1,000        989      1,505      1,507      1,992      1,995
Corporate debt obligations                    1,853      1,850      2,858      2,878      1,854      1,870
State and municipal sub-divisions               742        737        747        764        425        430
Mortgage-backed securities                    3,508      3,450      5,208      5,255      8,279      8,274
----------------------------------------------------------------------------------------------------------
Total held-to-maturity                        7,103      7,026     10,318     10,404     12,550     12,569
----------------------------------------------------------------------------------------------------------
TOTAL SECURITIES                           $105,501   $104,586   $ 96,794   $ 98,841   $ 55,746   $ 56,709
==========================================================================================================

         DEBT SECURITIES. The carrying value of CNY's debt securities totaled $99.9 million at December 31, 1999. It is the policy of CNY to invest in debt securities issued by the United States Government, its agencies, municipalities and corporations. CNY purchases only investment grade debt securities for its investment portfolio and at December 31, 1999, none of its debt securities were in default or classified for any other reason. CNY seeks to balance its debt securities purchases between U.S. government and related securities which are virtually risk-free but which have lower yields and corporate debt securities which offer higher yields. Corporate debt securities present greater risks than U.S. Government securities because of the increased possibility that the corporate obligor, compared to the U.S. government, will default. To control risks, CNY limits its investment in corporate debt securities to those rated in the three highest grades by a nationally recognized rating organization.

         CNY also invests in mortgage-backed securities. Mortgage-backed securities generally have higher yields than other debt securities because of their longer terms and the uncertainties associated with the timing of mortgage repayments. In addition, mortgage-backed securities are more liquid than individual mortgage loans and may be used to collateralize borrowings of CNY. However, these securities generally yield less than the loans that underlie them because of the cost of payment guarantees or credit enhancements that reduce credit risk.

         While mortgage-backed securities carry a reduced credit risk as compared to loans, such securities remain subject to the risk that a fluctuating interest rate environment, along with other factors such as the geographic distribution of the underlying mortgage loans, may alter the prepayment rate of such mortgage loans and so affect both the prepayment speed, and value, of such securities.

         CNY began an investment program in 1999 to increase CNY's investment in mortgage-backed securities. The purchases were funded through Federal Home Loan Bank of New York borrowings and a reduction in short-term investments. The amortized cost of mortgage-backed securities was $62.2 million at December 31, 1999, compared with $48.0 million at the end of 1998. One effect of this program has been a lengthening of the stated maturity of CNY's investment portfolio as shown in the table below.

         Debt securities are generally purchased with a remaining term to maturity of two to three years, with the exception of mortgage-backed securities, which have amortization schedules as long as thirty years and municipal bonds with maturity dates as great as 10 years. At December 31, 1999, more than 95.0% of the carrying value of CNY's debt securities, excluding mortgage-backed securities, had remaining terms to maturity of five years or less.

         SECURITIES, MATURITIES AND YIELDS. The following table sets forth contractual maturities and the weighted average yields of CNY's debt securities portfolio at December 31, 1999 and the comparable total at December 31, 1998.

                                                                                         MORE THAN
                            ONE YEAR OR LESS  ONE TO FIVE YEARS   FIVE TO TEN YEARS      TEN YEARS       TOTAL DEBT SECURITIES
                           -----------------------------------------------------------------------------------------------------
                           CARRYING  AVERAGE  CARRYING  AVERAGE   CARRYING  AVERAGE  CARRYING    AVERAGE  CARRYING     AVERAGE
                             VALUE    YIELD    VALUE     YIELD     VALUE     YIELD     VALUE      YIELD    VALUE        YIELD
--------------------------------------------------------------------------------------------------------------------------------
                                                                  (Dollars in thousands)
U.S. Treasury securities    $  3,007  6.22%   $    14    5.25%  $     --         --% $    --        --%   $ 3,021       6.21%
U.S. Government agencies         500  6.19%    11,725    5.94%        --         --%      --        --%    12,225       5.95%
Corporate debt                 8,334  5.95%    13,847    5.98%        --         --%      --        --%    22,181       5.97%
State and municipal
subdivisions                     176  4.14%       358    4.50%     2,012       4.39%      --        --%     2,546       4.39%
Mortgage-backed securities       252  6.99%     1,233    6.22%     3,723       6.17%  54,737      6.40%    59,945       6.39%
--------------------------------------------------------------------------------------------------------------------------------
Total 1999                  $ 12,269          $27,177           $  5,735             $54,737              $99,918
================================================================================================================================
Total 1998                  $ 20,139          $28,660           $  5,799             $40,674              $95,272
================================================================================================================================

         Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without prepayment penalties.

         EQUITY SECURITIES. CNY and Bank invest a limited amount of their assets in corporate equity securities. These investments are made to diversify CNY's investments and provide opportunities for capital appreciation as well as dividend income. All equity securities are classified as available-for-sale. CNY does not regularly trade such securities and generally does not purchase them for the purpose of near term sale. Equity securities had a fair value of $4.7 million at December 31, 1999.

         SECURITIES OF A SINGLE ISSUER. There were no securities of any singe issuer, other than the U.S. Treasury or U.S. government sponsored entities, which had a book value in excess of ten percent of stockholders' equity at December 31, 1999.

LENDING ACTIVITIES

         The loan portfolio is the largest category of CNY's interest earning assets.

         LOAN PORTFOLIO COMPOSITION. The following table sets forth the composition of CNY's loan portfolio in dollar amounts and in percentages at the dates indicated.

                         ---------------------------------------------------------------------------------------------------------
                                                                       AT DECEMBER 31,
                         ---------------------------------------------------------------------------------------------------------
                                  1999                 1998                 1997                 1996                1995
                         ---------------------------------------------------------------------------------------------------------
                                       PERCENT              PERCENT              PERCENT             PERCENT              PERCENT
                          AMOUNT      OF TOTAL    AMOUNT    OF TOTAL   AMOUNT    OF TOTAL   AMOUNT   OF TOTAL   AMOUNT    OF TOTAL
----------------------------------------------------------------------------------------------------------------------------------
                                                                 (Dollars in thousands)
Real estate loans:
Residential              $ 104,494       61.76%  $101,885     62.96%  $ 97,303     61.66%  $ 96,097     59.73%  $ 95,854     59.57%
Construction                 1,790        1.06        145      0.09        316      0.20        528      0.33        155      0.10
Home equity                  6,520        3.85      6,804      4.20      5,924      3.75      5,882      3.66      6,344      3.94
Commercial mortgages        31,864       18.83     29,224     18.06     30,867     19.56     35,119     21.83     35,165     21.86
----------------------------------------------------------------------------------------------------------------------------------
Total real estate loans    144,668       85.50    138,058     85.31    134,410     85.17    137,626     85.55    137,518     85.47
----------------------------------------------------------------------------------------------------------------------------------
Other loans:
Guaranteed student
loans                          741        0.44      1,016      0.63      1,507      0.96      1,552      0.96      1,747      1.09
Property improvement
loans                          661        0.39        709      0.44        907      0.57      1,031      0.64        916      0.57
Automobile loans            12,641        7.47     10,854      6.71      8,902      5.64      6,378      3.96      5,510      3.42
Other consumer loans         4,208        2.49      4,597      2.84      5,031      3.19      6,289      3.91      6,174      3.84
Commercial loans             6,278        3.71      6,588      4.07      7,049      4.47      8,020      4.98      9,023      5.61
----------------------------------------------------------------------------------------------------------------------------------
Total other loans           24,529       14.50     23,764     14.69     23,396     14.83     23,270     14.45     23,370     14.53
----------------------------------------------------------------------------------------------------------------------------------
Total loans                169,197      100.00%   161,822    100.00%   157,806    100.00%   160,896    100.00%   160,888    100.00%
 Less:
 Deferred loan fees, net       110                    121                  241                  333                  379
 Allowance for loan          2,430                  2,494                2,143                1,952                2,002
 losses
----------------------------------------------------------------------------------------------------------------------------------
 Total loans, net        $ 166,657               $159,207             $155,422             $158,611             $158,507
==================================================================================================================================

         RESIDENTIAL MORTGAGE LOANS. CNY offers both adjustable-rate and fixed-rate mortgage loans. The relative proportion of fixed versus adjustable mortgage loans originated by CNY depends principally upon customer preferences, which are generally driven by general economic and interest rate conditions and the pricing offered by CNY's competitors. In recent years, with relatively low mortgage interest rates, customer preference has favored fixed-rate mortgage loans. The adjustable-rate loans generally carry annual or triennial interest rate caps and life-of-the-loan ceilings which limit interest rate adjustments.

         Generally, credit risks on adjustable-rate loans are somewhat greater than on fixed-rate loans primarily because, as interest rates rise, so do borrowers' payments, increasing the potential for default. CNY offers promotional rate loans with low initial interest rates that are not based upon the index plus the margin for determining future rate adjustments; however, CNY judges the borrower's ability to repay based on the payment due at an interest rate 2% higher than the initial rate.

         In addition to verifying income and assets of borrowers, CNY obtains independent appraisals on all residential first mortgage loans and attorney's opinions of title are required at closing. CNY generally uses title opinions rather than title insurance on residential mortgage loans, but has not experienced losses due to its reliance on title opinions instead of title insurance. Private mortgage insurance is required on most loans with a loan to value ratio in excess of 80%. Real estate tax escrows are generally required on residential mortgage loans with loan to value ratios in excess of 80%.

         Adjustable-rate mortgage loans originated in recent years have interest rates that adjust annually or every three years based on the one or three year Treasury bill index, plus 3%. Interest rate adjustments are generally limited to 2% per year for one-year adjustable loans and 3% per adjustment for three-year adjustable loans. There is normally a lifetime maximum interest rate adjustment, measured from the initial interest rate, of 6%.

         Fixed-rate residential mortgage loans generally have terms of 10 to 30 years. Although fixed-rate mortgage loans may adversely affect CNY's net interest income in periods of rising interest rates, CNY originates such loans to satisfy customer demand. Such loans are generally originated at initial interest rates which exceed the fully indexed rate on adjustable-rate mortgage loans offered at the same time. Therefore, during periods of level interest rates, they tend to provide higher yields than adjustable loans. Fixed-rate residential mortgage loans originated by CNY generally include due-on-sale clauses which permit CNY to demand payment in full if the borrower sells the property without CNY's consent. Due-on-sale clauses are an important means of adjusting the rates of CNY's fixed-rate mortgage loan portfolio, and CNY has generally exercised its rights under these clauses.

         HOME EQUITY LOANS. CNY offers a home equity line of credit secured by a residential one-to-four family mortgage, usually a second lien. These loans have adjustable rates of interest and generally provide for an initial advance period of ten years, during which the borrower pays interest only and can borrower, repay, and re-borrow the principal balance. CNY also offers home equity loans which are fully advanced at closing and repayable in monthly principal and interest installments over a period not to exceed 10 years. The maximum loan to value ratio, including prior liens, is 80% for lines of credit and 85% for regular amortizing home equity loans.

         COMMERCIAL MORTGAGE LOANS. CNY originates commercial mortgage loans secured by office buildings, retail establishments, multi-family residential real estate and other types of commercial property. Substantially all of the properties are located in CNY's market area or in nearby areas of Central New York State.

         CNY makes commercial mortgage loans with loan to value ratios up to 75%, terms up to five years, and amortization periods up to 20 years. Most of CNY's recent fixed-rate commercial mortgage loans mature after five years, which allows CNY to adjust the interest rate after five years if appropriate.

         For commercial mortgage loans, CNY generally requires a debt service coverage ratio of at least 120% and the personal guarantee of the principals of the borrower. CNY also requires an appraisal by an independent appraiser. Title insurance is required for loans in excess of $500,000. Attorneys' opinions of title are used instead of title insurance for smaller commercial mortgage loans, but CNY has not experienced losses as a result of not having title insurance.

         Loans secured by commercial properties generally involve a greater degree of risk than one-to-four family residential mortgage loans. Because payments on such loans are often dependent on successful operation or management of the properties, repayment may be subject, to a greater extent, to adverse conditions in the real estate market or the economy. CNY seeks to minimize these risks through its underwriting policies. CNY evaluates the qualifications and financial condition of the borrower, including credit history, profitability and expertise, as well as the value and condition of the underlying property. The factors considered by CNY include net operating income; the debt coverage ratio (the ratio of cash net income to debt service); and the loan to value ratio. When evaluating the borrower, CNY considers the resources and income level of the borrower, the borrower's experience in owning or managing similar property and CNY's lending experience with the borrower.

CNY's policy requires borrowers to present evidence of the ability to repay the loan without having to resort to the sale of the mortgaged property.

         AUTOMOBILE LOANS. In recent years, CNY has exerted efforts to increase its level of automobile loans in order to provide improved yields, increase the interest rate sensitivity of its assets and expand its customer base. Automobile loans are originated both through direct contact between CNY and the borrower and through automobile dealers who refer the borrowers to CNY. CNY conducts its own analysis of the creditworthiness of borrowers referred to it by dealers before approving any automobile loan. The dealer loans are represented by installment sales contracts between the dealer and the purchaser which are immediately assigned to CNY. The dealers receive fees from CNY for the referrals.

         CNY offers automobile loans for both new and used cars. The loans have fixed rates with maturities not more than five and a half years. Loan amounts generally equal 85% of the purchase price of the car. These loans tend to present greater risks of loss than mortgage loans because the collateral is rapidly depreciable and easier to conceal. Therefore, CNY evaluates the credit and repayment ability of the borrower as well as the value of the collateral in determining whether to approve a loan.

         OTHER CONSUMER LOANS. CNY also makes short-term fixed rate consumer loans, either unsecured or secured by savings accounts or other consumer assets, as well as adjustable-rate revolving credit card loans and overdraft checking loans. The fixed-rate loans generally have terms of not more than five years and have interest rates higher than mortgage loans. The shorter terms to maturity or adjustable rates are helpful in managing CNY's interest rate risk. Applications for these loans are evaluated based upon the borrowers' ability to repay and, if applicable, the value of the collateral. Collateral value, except for loans secured by bank deposits or marketable securities, is a secondary consideration because personal property collateral generally rapidly depreciates in value, is difficult to repossess, and rarely generates close to full value at a forced sale.

         COMMERCIAL LOANS. CNY makes commercial loans to businesses for automobile dealer floor plan financing, working capital, machinery and equipment purchases, expansion, and other business purposes. These loans generally have higher yields than mortgage loans, with maturities that generally are not more than seven years. Working capital lines of credit tend to provide for one-year terms with annual reviews.

         Commercial loans tend to present greater risks than mortgage loans because the collateral, if any, tends to be rapidly depreciable, difficult to sell at full value and easier to conceal. In order to limit these risks, CNY evaluates these loans based upon the borrower's ability to repay the loan from ongoing operations. CNY considers the business history of the borrower and perceived stability of the business as important factors when considering applications for such loans. Occasionally, the borrower provides commercial or residential real estate collateral for such loans, in which case the value of the collateral may be a significant factor in the loan approval process.

LOAN MATURITIES

         The following table sets forth the contractual maturities of commercial and real estate construction loans outstanding at December 31, 1999. Also set forth are the amounts of such loans due after one year, classified according to sensitivity to changes in interest rates.

                                                                                MATURITY
                                               --------------------------------------------------------------------------------
                                                DUE IN ONE       DUE AFTER ONE YEAR
                                               YEAR OR LESS      THROUGH FIVE YEARS         DUE AFTER FIVE YEARS        TOTAL
-------------------------------------------------------------------------------------------------------------------------------
                                                                             FLOATING                   FLOATING
                                                                  FIXED        RATE         FIXED         RATE
                                                                 -----------------------------------------------
                                                                                (In thousands)
Commercial and real estate construction loans     $ 4,230        $ 2,404        $ --       $ 1,434        $  --         $ 8,068
===============================================================================================================================

ASSET QUALITY

         NON-PERFORMING LOANS. Non-performing loans include: (1) loans accounted for on a non-accrual basis; (2) accruing loans contractually past due ninety days or more as to interest or principal payments; and (3) loans whose terms have been renegotiated to provide a reduction or deferral of interest or principal because of a deterioration in the financial position of the borrower.

         The following table provides information on CNY's non-performing loans at the dates indicated.

                                                                            AT DECEMBER 31,
                                                            ----------------------------------------------
                                                             1999      1998     1997       1996      1995
----------------------------------------------------------------------------------------------------------
                                                                       (Dollars in thousands)
NON-ACCRUAL LOANS: (1)
Residential mortgages                                       $  539    $  667    $2,010    $1,069    $  772
Commercial mortgages                                            --       167     1,235     1,416       421
----------------------------------------------------------------------------------------------------------
Total real estate loans                                        539       834     3,245     2,485     1,193
Commercial loans                                                57        71       331       790       739
Other loans                                                      7        15       209       358        62
----------------------------------------------------------------------------------------------------------
Total non-accrual loans                                        603       920     3,785     3,633     1,994
Accruing loans past due 90 days or more:
Residential mortgages                                           --        --         2         1        --
Commercial mortgages                                            --        --        --        --        --
----------------------------------------------------------------------------------------------------------
Total real estate loans                                         --        --         2         1        --
Commercial loans                                                --        11        --        --        --
Other loans                                                      6         4         7        33        --
----------------------------------------------------------------------------------------------------------
Total loans past due 90 days or more
and still accruing                                               6        15         9        34        --
Total non-performing loans                                     609       935     3,794     3,667     1,994
Real estate owned                                              309       260       964       563       374
----------------------------------------------------------------------------------------------------------
Total non-performing assets                                 $  918    $1,195    $4,758    $4,230    $2,368
==========================================================================================================
Non-performing loans as a percent of total loans              0.36%     0.58%     2.37%     2.28%     1.24%
Non-performing assets as a percent of total assets            0.32%     0.42%     2.04%     1.78%     1.00%
==========================================================================================================

         (1) Non-accrual loans at December 31, 1997 include $2.3 million of non-accrual loans held for sale. These loans were sold during the first quarter of 1998, representing the largest component of the decline in non-accrual loans.

         At December 31, 1999 there were no loans other than those included in the table with regard to which management had information about possible credit problems of the borrower that caused management to seriously doubt the ability of the borrower to comply with present loan repayment terms.

         DELINQUENCY PROCEDURES. When a borrower fails to make a required payment on a loan, CNY attempts to cause the deficiency to be cured by contacting the borrower. Late notices are sent when a payment is more than 15 days past due and a late charge is generally assessed at that time. CNY attempts to contact personally any borrower who is more than 20 days past due. All loans past due 90 days or more are added to a watch list and an employee of CNY contacts the borrower on a regular basis to seek to cure the delinquency. If a mortgage loan becomes past due from 90 to 120 days, CNY refers the matter to an attorney, who first seeks to obtain payment without litigation and, if unsuccessful, generally commences a foreclosure action or other appropriate legal action to collect the loan. A foreclosure action, if the default is not cured, generally leads to a judicial sale of the mortgaged real estate.

         If an automobile loan becomes 60 days past due, CNY seeks to repossess the collateral. If the default is not cured, then upon repossession CNY sells the automobile as soon as practicable through a local automobile auction. When other types of non-mortgage loans become past due, CNY takes measures to cure defaults through contacts with the borrower and takes appropriate action, depending upon the nature of the borrower and the collateral, to obtain repayment of the loan.

         ALLOWANCE FOR LOAN LOSSES. The allowance for loan losses is maintained at a level considered adequate to provide for potential losses. The level of the allowance is based upon management's periodic and comprehensive evaluation of the loan portfolio, as well as current and projected economic conditions. Reports of examination furnished by state and federal banking authorities are also considered by management in this regard. These evaluations by management in assessing the adequacy of the allowance include consideration of past loan loss experience, changes in the composition of the loan portfolio, the volume and condition of loans outstanding and current market and economic conditions.

         The analysis of the adequacy of the allowance is reported to and reviewed by the Loan Committee of the Board of Directors of Cortland Savings monthly. Management believes it uses a reasonable and prudent methodology to measure the inherent risk in the current portfolio, and hence assess the adequacy of the allowance for loan losses. However, any such assessment is speculative and future adjustments may be necessary if economic conditions or CNY's actual experience differ substantially from the assumptions upon which the evaluation of the allowance was based. Moreover, future additions to the allowance may be necessary based on changes in economic and real estate market conditions, new information regarding existing loans, identification of additional problem loans and other factors, both within and outside of management's control.

         Loans are charged to the allowance for loan losses when deemed uncollectible by management, unless sufficient collateral exists to repay the loan.

         Set forth in the following table is an analysis of the allowance for loan losses.

                                                                   YEAR ENDED DECEMBER 31,
                                                    ----------------------------------------------------
                                                     1999       1998        1997       1996        1995
--------------------------------------------------------------------------------------------------------
                                                                  (Dollars in thousands)
Allowance for loan losses,
beginning of year                                   $ 2,494    $ 2,143     $ 1,952    $ 2,002    $ 1,752
Provision for loan loss                                 100        325       3,300      1,380        600
--------------------------------------------------------------------------------------------------------
Charge-offs:
Real estate                                             145         16       2,484        264        478
Commercial                                               --         52         395        898         31
Other                                                   135        112         400        551         96
--------------------------------------------------------------------------------------------------------
Total charge-offs                                       280        180       3,279      1,713        605
Recoveries:
Real estate                                              20         96           9         24        161
Commercial                                               17         40          61        190         --
Other                                                    79         70         100         69         94
--------------------------------------------------------------------------------------------------------
Total recoveries                                        116        206         170        283        255
--------------------------------------------------------------------------------------------------------
Net charge-offs (recoveries)                            164        (26)      3,109      1,430        350
--------------------------------------------------------------------------------------------------------
Allowance for loan losses, end of year              $ 2,430    $ 2,494     $ 2,143    $ 1,952    $ 2,002
========================================================================================================
Allowance for loan losses as a
     percent of total loans                            1.44%      1.54%       1.34%      1.22%      1.25%
Allowance for loan losses as a
     percent of non-performing loans                 399.01%    266.74%      56.48%     53.23%    100.40%
Ratio of net charge-offs (recoveries)
     to average loans outstanding                      0.10%     (0.02)%      1.97%      0.90%      0.22%
========================================================================================================

         The following table presents the allocation of the allowance for loan losses.

                                                                    AT DECEMBER 31,
                             -----------------------------------------------------------------------------------------------
                                   1999             1998                 1997               1996                 1995
                             -----------------------------------------------------------------------------------------------
                                      PERCENT           PERCENT               PERCENT           PERCENT             PERCENT
                                     OF LOANS           OF LOANS             OF LOANS           OF LOANS            OF LOANS
                                     TO TOTAL           TO TOTAL             TO TOTAL           TO TOTAL            TO TOTAL
                             AMOUNT   LOANS     AMOUNT    LOANS      AMOUNT    LOANS     AMOUNT   LOANS       AMOUNT   LOANS
----------------------------------------------------------------------------------------------------------------------------
                                                                 (Dollars in thousands)
ALLOWANCE FOR LOAN
LOSSES
ALLOCATED TO:
Residential mortgages        $ 1,276   62.82%   $ 1,187    67.25%     $ 661    65.61%     $ 389    63.72%      $ 112   63.61%
Commercial mortgages             503   18.83        617    18.06        638    19.56        818    21.83         753   21.86
Commercial loans                 296    3.71        279     4.07        183     4.47        478     4.98         961    5.61
Other loans                      355   14.64        411    10.62        192    10.36        267     9.47         176    8.92
Unallocated                       --      --         --       --        469       --         --       --          --      --
----------------------------------------------------------------------------------------------------------------------------
Total allowance              $ 2,430  100.00%   $ 2,494   100.00%   $ 2,143   100.00%   $ 1,952   100.00%    $ 2,002  100.00%
============================================================================================================================

SOURCES OF FUNDS

         GENERAL. CNY's primary source of funds is deposits. In addition, CNY derives funds for loans and investments from loan and security repayments and prepayments, borrowings, and revenues from operations. Scheduled payments on loans and securities are a relatively stable source of funds, while savings inflows and outflows and loan and securities prepayments are significantly influenced by general interest rates and money market conditions.

         DEPOSITS. CNY offers several types of deposit programs to its customers, including passbook and statement savings accounts, NOW accounts, money market deposit accounts, checking accounts and certificates of deposit. Deposit account terms vary primarily because of different minimum balance requirements, the time periods the funds must remain on deposit and the interest rate. CNY's deposits are obtained predominantly from its Cortland County market area. CNY relies primarily on customer service and long-standing relationships with customers to attract and retain these deposits; however, market interest rates and rates offered by competing financial institutions significantly affect CNY's ability to attract and retain deposits. CNY does not use brokers to obtain deposits and has no brokered deposits.

         CNY prices its deposit offerings based upon market and competitive conditions in its market area. Pricing determinations are made weekly by a committee of senior officers. CNY seeks to price its deposit offerings to be competitive with other institutions in its market area.

         The following table sets forth the maturities of certificates of deposit and other time deposits of $100,000 or more at December 31, 1999.

                                                        December 31, 1999
               ---------------------------------------------------------------
                                                      (Dollars in thousands)
               Maturing within three months                 $    1,491
               After three but within six months                 2,293
               After six but within twelve months                3,277
               After twelve months                               6,940
               ---------------------------------------------------------------
               Total                                        $   14,001
               ===============================================================

         BORROWINGS. CNY maintains an available overnight line of credit with the Federal Home Loan Bank of New York (FHLB) for use in the event of unanticipated funding needs which cannot be satisfied from other sources. Additionally, CNY may borrow term advances for the FHLB. CNY had $19.2 million of borrowings from the

FHLB at December 31, 1999, compared with $1.0 million at the end of 1998. This $18.2 million increase is primarily attributed to the mortgage-backed securities investment program previously discussed as well as general cash flow requirements.

SUPERVISION AND REGULATION

         Federal and state laws and the regulations of federal and state bank regulatory agencies have substantial effects on CNY and Cortland Savings. The following is a brief summary of laws and regulations material to CNY and Cortland Savings. Any change in applicable laws or regulations may have a material adverse effect on the business of CNY and Cortland Savings.

         BANK HOLDING COMPANY REGULATION. CNY is a bank holding company subject to supervision by the Federal Reserve. The Federal Reserve has the authority to examine CNY and may also examine Cortland Savings.

         A bank holding company, such as CNY or Niagara Bancorp, Inc., must obtain prior Federal Reserve approval to acquire direct or indirect ownership or control of more than 5% of the voting stock of any other bank holding company. Therefore, Niagara Bancorp must obtain Federal Reserve approval before it acquires CNY. In addition, any company, person or group acting in concert that is not already a bank holding company may be required to obtain prior approval of the Federal Reserve before acquiring 10% or more of the stock of CNY. New York State law similarly requires approval from the New York State Banking Board. These approval requirements could discourage other companies, persons or groups from attempting to acquire CNY in competition to the currently pending transaction with Niagara Bancorp.

         The Federal Reserve requires that bank holding companies maintain minimum capital levels. CNY's capital ratios substantially exceed Federal Reserve requirements. At December 31, 1999, CNY had a ratio of total capital to risk-weighted assets of 42.81% compared to a Federal Reserve minimum requirement of 8%, at least 4% of which must be core capital. CNY also had a ratio of core capital to total average assets (the "leverage ratio") of 23.91%, compared to a minimum requirement of from 4% to 6%. Substantially all of CNY's capital is core capital.

         TRANSACTIONS WITH AFFILIATES. Federal and state laws and regulations restrict transactions between a bank and its holding company or other affiliates, such as loans, purchases of assets, and payments of fees or other distributions. These restrictions limit the amount of transactions between an institution and the affiliate, as well as the aggregate amount of transactions between an institution and all of its affiliates. Transactions with affiliates must generally be on terms comparable to those for transactions with unaffiliated entities.

         DIVIDEND LIMITATIONS. Federal Reserve policy provides that a bank holding company should not pay dividends unless (i) the bank holding company's net income over the prior year is sufficient to fully fund the dividends and
(ii) the prospective rate of earnings retention appears consistent with the capital needs, asset quality and overall financial condition of the bank holding company and its subsidiaries. Under Delaware law, CNY may not pay dividends to its stockholders if, after giving effect to the dividend, CNY would not be able to pay its debts as they become due.

         Under the New York Banking Law, Cortland Savings may pay dividends out of its net profits unless there is an impairment of capital. Cortland Savings may not declare dividends in any year which exceed its total net profits of that year combined with its retained net profits of the preceding two years, after making adjustments primarily for actual loan losses and tax expenses, without the approval of the New York Superintendent of Banks. Furthermore, Cortland Savings may not declare a dividend which would cause it to fail to meet its capital requirements and may not declare a dividend that would cause its capital to decline below the liquidation account created when Cortland Savings converted from a mutual to a stock institution.

         CNY and Cortland Savings have satisfied these rules regarding dividend payments.

         The FDIC and the New York Superintendent of Banks may prohibit Cortland Savings from paying dividends if, in either of their opinions, the payment of dividends would constitute an unsafe or unsound practice. Dividends are also prohibited if the payment would cause Cortland Savings to be undercapitalized.

         BANK REGULATIONS. Cortland Savings is subject to extensive regulation, examination, and supervision by the New York State Banking Department and the FDIC. Cortland Savings' deposit accounts are insured up to applicable limits by the Bank Insurance Fund of the FDIC. Cortland Savings must get regulatory approvals before entering into most major corporate transactions, such as mergers with other banks. The Banking Department and the FDIC conduct periodic examinations of Cortland Savings to determine the safety and soundness of Cortland Savings and whether Cortland Savings is complying with regulatory requirements.

         BUSINESS ACTIVITIES. Cortland Savings derives its lending, investment and other authority primarily from the New York Banking Law and the regulations of the Superintendent of Banks and the New York State Banking Board, as limited by FDIC regulations and other federal laws and regulations. Cortland Savings may make investments and engage in activities only as permitted under specific laws and regulations which grant powers to Cortland Savings. Cortland Savings may invest in real estate mortgages, consumer and commercial loans, certain types of debt securities, including certain corporate debt securities and obligations of federal, state and local government agencies, certain types of corporate equity securities and certain other assets. Cortland Savings may invest up to 7.5% of its assets in certain corporate stock and may also invest up to 7.5% of its assets in certain mutual fund securities. Investment in stock of a single corporation is limited to the lesser of 2% of the outstanding stock of such corporation or 1% of Cortland Savings' assets, except as set forth below. In order to qualify for investment by Cortland Savings, the equity securities must meet certain tests of financial performance. Cortland Savings may also make investments not otherwise permitted under the Banking Law. This authority permits investments in otherwise impermissible investments of up to 1% of Cortland Savings' assets in any single investment, subject to certain restrictions, and to an aggregate limit for all such investments of up to 5% of assets.

         Under FDIC regulations, Cortland Savings generally may not directly or indirectly acquire or retain any equity investment that is not permissible for a national bank. In addition, Cortland Savings may not directly or indirectly through a subsidiary, engage as "principal" in any activity that is not permissible for a national bank unless the FDIC has determined that such activities would pose no risk to the applicable FDIC insurance fund and Cortland Savings is in compliance with applicable regulatory capital requirements.

         Savings bank life insurance activities are permitted if (i) the FDIC does not decide that such activities pose a significant risk to the applicable deposit insurance fund, (ii) the insurance underwriting is conducted through a division of Cortland Savings that meets the definition of a separate department under FDIC regulations, and (iii) Cortland Savings discloses to purchasers of life insurance policies and other non-deposit investment products that they are not insured by the FDIC, among other things.

         Also excluded from the prohibition on making investments not permitted for national banks are certain investments in common and preferred stock listed on a national securities exchange and in shares of an investment company registered under the Investment Company Act of 1940, as amended. Cortland Savings' total investment in such securities may not exceed 100% of the Tier 1 capital as calculated under FDIC regulations. Cortland Savings qualifies for this exclusion and has used its authority to invest in corporate equity securities. The authority to continue these investments may terminate if the FDIC determines that the investments pose a safety and soundness risk to Cortland Savings or if Cortland Savings converts its charter or undergoes a change in control.

         LOANS TO ONE BORROWER. Generally, Cortland Savings may not make non-mortgage loans for commercial, corporate or business purposes (including lease financing) to a single borrower in an aggregate amount in excess of 15% of Cortland Savings' stockholders' equity, plus an additional 10% of Cortland Savings' stockholders' equity if such amount is secured by certain types of readily marketable collateral. Cortland Savings currently complies with these limits.

         CAPITAL REQUIREMENTS. The FDIC regulates the capital adequacy of Cortland Savings. At December 31, 1999, Cortland Savings' leverage capital ratio was 22.43% compared to a minimum requirement of from 4% to 5%. At December 31, 1999, Cortland Savings' total risk-based capital ratio was 39.29%, compared to a minimum requirement of 8%, at least 4% of which must be core capital. Substantially all of Cortland Savings' capital is core capital.

         COMMUNITY REINVESTMENT. Under the Community Reinvestment Act, Cortland Savings must, consistent with its safe and sound operation, help meet the credit needs of its entire community, including low and moderate income neighborhoods. There are no specific lending requirements or programs nor does the law limit Cortland Savings' discretion to develop products and services that it believes are best suited to its particular community. The FDIC periodically assesses Cortland Savings' record of meeting the credit needs of its community and must take such record into account in its evaluation of certain applications made by Cortland Savings. Cortland Savings received a satisfactory rating from the FDIC at its last examination under the Community Reinvestment Act.

         The New York Banking Law imposes similar community reinvestment obligations on Cortland Savings. Cortland Savings received a satisfactory rating from the New York Banking Department at its last state community reinvestment examination.

         STANDARDS FOR SAFETY AND SOUNDNESS. The Federal Reserve and the FDIC, together with the other federal bank regulatory agencies, have established guidelines relating to internal controls and information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, and compensation, fees and benefits. In general, the guidelines require, among other things, appropriate systems and practices to identify and manage the risks and exposures specified in the guidelines. The guidelines also cover asset quality and earnings evaluation and monitoring. The guidelines prohibit excessive compensation as an unsafe and unsound practice and describe compensation as excessive when the amounts paid are unreasonable or disproportionate to the services performed by an executive officer, employee, director or principal stockholder. The FDIC has various enforcement powers if Cortland Savings violates these guidelines. If non-compliance continues, the FDIC may proceed as in the case of an undercapitalized bank under the "prompt corrective action" requirements described below. The FDIC may also seek judicial enforcement and civil money penalties. The FDIC has not asserted any material violations of these guidelines by Cortland Savings.

         PROMPT CORRECTIVE ACTION. Institutions that are not adequately capitalized may be subject to a variety of supervisory actions including, but not limited to, restrictions on growth, investment activities, capital distributions and affiliate transactions. They must submit a capital restoration plan which, to be accepted by the regulators, must be guaranteed in part by any company having control of the institution (such as CNY). Federal banking agencies have indicated that, in regulating bank holding companies, the agencies may take appropriate action at the holding company level based on their assessment of the effectiveness of supervisory actions imposed upon subsidiary insured depository institutions pursuant to the prompt corrective action rules. The capital ratios of CNY and Cortland Savings are high enough that the prompt corrective action requirements have not had any effect on either of them.

PERSONNEL

         At December 31, 1999, CNY employed 98 full-time equivalent employees. The employees are not represented by a collective bargaining unit, and CNY considers its relationship with its employees to be good.

COMPETITION

         CNY's principal competitors for deposits are other savings banks, savings and loan associations, commercial banks and credit unions in CNY's market area, as well as money market mutual funds, insurance companies and securities brokerage firms, many of which are substantially larger in size than CNY. CNY's competition for loans comes principally from savings banks, savings and loan associations, commercial banks, mortgage bankers, finance companies and other institutional lenders. Some of the institutions which compete with CNY have much greater financial and marketing resources than CNY. CNY's principal methods of competition include loan and deposit pricing, maintaining close ties with its local community, advertising and marketing programs and the types of services provided.

PROPERTIES

         CNY conducts its business through its headquarters in the City of Cortland, a nearby drive-up facility, and two branches in adjacent communities in Cortland County. CNY also has representative offices in Ithaca and Liverpool for the origination of loans. CNY believes that these properties are adequate for current needs. The following table sets forth certain information regarding CNY's deposit-taking and loan production offices at December 31, 1999.

                                                                     DATE        OWNED/      NET BOOK
LOCATION                                                           ACQUIRED      LEASED        VALUE
-----------------------------------------------------------------------------------------------------
                                                                          (In thousands)
One North Main Street, Cortland, NY  13045
     and nearby drive through facility at 29-31 North Main Street   Various      Owned        $   843
12 South Main Street, Homer, NY  13077                              Various      Owned        $   922
860 Route 13, Cortlandville, NY  13045                              Various      Owned        $   475
200 East Buffalo Street, Ithaca, NY  14850                           1998        Leased         None
290 Elwood Davis Rd, Liverpool, NY 13088                             1999        Leased         None
-----------------------------------------------------------------------------------------------------

LEGAL PROCEEDINGS

         CNY and Cortland Savings are from time to time parties in routine legal actions arising in the normal course of business. Management believes that there is no proceeding threatened or pending against CNY or Cortland Savings which, if determined adversely, would materially adversely affect the consolidated financial position or operations of CNY.

       MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

         The following discussion should be read in conjunction with the Consolidated Financial Statements of CNY, including the accompanying notes, appearing later in this proxy statement.

GENERAL

         CNY's principal business is conducted by its wholly-owned subsidiary, Cortland Savings. Cortland Savings' results of operations depend principally on its net interest income, which is the difference between the income earned on its loans and securities and its cost of funds, principally interest paid on deposits. Net interest income is dependent on the amounts and yields of interest earning assets as compared to the amounts of and rates on interest bearing liabilities. Net interest income is sensitive to changes in market rates of interest and CNY's asset/liability management procedures in coping with such changes. Results of operations are also affected by the provision for loan losses, the volume of non-performing assets and the levels of non-interest income, and non-interest expense.

         Sources of non-interest income include categories such as deposit account fees and other service charges, gains on the sale of securities and fees for banking services such as safe deposit boxes. The largest category of non-interest expense is compensation and benefits expense. Other principal categories of non-interest expense are occupancy expense and real estate owned expense, which represents expenses in connection with real estate acquired in foreclosure or in satisfaction of a debt owed to CNY.

         CNY commenced operations on October 6, 1998, when Cortland Savings converted from a state chartered mutual savings bank to a state chartered stock savings bank (the "Conversion"). On that date, CNY sold 5,251,629 shares of common stock in its initial public offering and received $50.3 million of net proceeds from the sale, which have been invested primarily into mortgage-backed securities and investment grade corporate bonds. The shares sold included 428,532 shares purchased by CNY's Employee Stock Ownership Plan, which purchase was funded by a loan from CNY. CNY contributed an additional 105,033 shares to the Cortland Savings Foundation as part of the Conversion and recorded an expense of $1.0 million, or approximately $614,000 after taxes, in October 1998 due to this donation.

COMPARISON OF FINANCIAL CONDITION AT DECEMBER 31, 1999 AND DECEMBER 31, 1998

         Total assets at December 31, 1999 were $287.4 million, compared to $281.2 million at December 31, 1998. The primary cause of the $6.3 million increase was increased investing and lending activity by CNY.

         CNY repositioned a portion of its invested funds in 1999 to take advantage of higher rates available by extending the average maturity of investments. CNY also expanded its investment program to enhance net interest income. CNY concentrated its new securities investments in mortgage-backed securities which tend to have higher yields than government and corporate debt securities. The mortgage-backed securities had contractual terms to maturity of 15 to 30 years, and were funded by a reduction in cash and short-term investments of $8.3 million and an increase in borrowings.

         Net loans were $166.7 million at December 31, 1999, an increase of $7.5 million from the end of 1998. This growth occurred as CNY maintained its emphasis in residential lending and increased its level of loan originations. Loan closings, including undisbursed funds and refinancings, totaled $41.3 million in 1999, an increase of 4.8% from the 1998 total of $39.4 million.

         Total deposits were $195.5 million at the end of 1999, compared to $196.0 million at December 31, 1998. This $544,000 reduction is attributed to a $3.9 million reduction in certificates of deposit and a $711,000 decline in savings accounts, partially offset by a $1.3 million increase in demand accounts and a $2.8 million increase in money market accounts. During 1999, management chose to reduce CNY's reliance on higher cost certificates of deposit and actively promote CNY's checking account and money market products.

         Borrowings were $19.2 million and $1.0 million at December 31, 1999 and 1998, respectively. This $18.2 million increase was required to fund the growth in assets, and the stock repurchases discussed in the following paragraph.

         Stockholders' equity was $67.7 million on December 31, 1999 compared to $79.1 million at the end of 1998. The primary contributor to this $11.4 million decline was completion of CNY's share repurchase programs. 649,664 shares of CNY's common stock were purchased during 1999 at an aggregate price of $9.4 million. Additionally, CNY repurchased 214,266 shares in May 1999 at a price of $12.00 per share to be used for grants under CNY's Personnel Recognition and Retention Plan. As of December 31, 1999, a total of 181,278 shares have been granted to participants in this plan.

INTEREST EARNING ASSETS AND INTEREST BEARING LIABILITIES

         The following table sets forth the average daily balances, net interest income and expense and average yields and rates for CNY's earning assets and interest bearing liabilities for the indicated periods. No tax-equivalent adjustments were made.

                                                                    YEAR ENDED DECEMBER 31,
                                              1999                           1998                          1997
                                  ------------------------------------------------------------------------------------------
                                                      AVERAGE                        AVERAGE                         AVERAGE
                                             AVERAGE   YIELD/              AVERAGE    YIELD/              AVERAGE     YIELD/
                                  INTEREST   BALANCE    COST     INTEREST  BALANCE     COST    INTEREST   BALANCE      COST
                                  ------------------------------------------------------------------------------------------
                                                                     (Dollars in thousands)
Loans(1)                          $ 13,183  $161,371    8.17%     $13,420  $156,649    8.57%    $13,582   $157,713     8.61%
Securities(2)                        6,429   107,571    5.98%       4,016    66,228    6.06%      3,769     60,226     6.26%
Other short-term investments           158     3,615    4.37%         567    11,387    4.98%        316      6,019     5.25%
----------------------------------------------------------------------------------------------------------------------------
Total interest-earning assets       19,770   272,557    7.25%      18,003   234,264    7.68%     17,667    223,958     7.89%
Non-interest-earning assets                   12,697                         29,141                         12,254
----------------------------------------------------------------------------------------------------------------------------
Total assets                                $285,254                       $263,405                       $236,212
============================================================================================================================
Savings accounts(3)                  1,517  $ 63,853    2.38%       1,851  $ 66,709    2.77%      1,936   $ 64,576     3.00%
Money market accounts                  256     9,211    2.78%         220     8,176    2.69%        243      8,643     2.81%
NOW accounts                           133    10,747    1.24%         167    10,015    1.67%        166      9,457     1.76%
Certificates of deposit              5,140   102,470    5.02%       5,723   106,860    5.36%      5,983    110,728     5.40%
Borrowings                             561     9,237    6.07%          25       430    5.81%         --         --       --
----------------------------------------------------------------------------------------------------------------------------
Total interest-bearing                       195,518    3.89%
liabilities                          7,607                          7,986   192,190    4.16%      8,328    193,404     4.31%
Non-interest-bearing liabilities              14,684                         18,900                         12,002
----------------------------------------------------------------------------------------------------------------------------
Total liabilities                            210,202                        211,090                        205,406
Stockholders' equity                          75,052                         52,315                         30,806
----------------------------------------------------------------------------------------------------------------------------
Total liabilities and equity                $285,254                       $263,405                       $236,212
============================================================================================================================
Net interest income/spread        $ 12,163              3.36%     $10,017              3.53%    $  9,339               3.58%
Net earning assets/net
interest margin                             $ 77,039    4.46%              $ 42,074    4.28%              $ 30,554     4.17%
Ratio of average interest-earning assets
to average interest-bearing liabilities         1.39x                           1.22x                          1.16x

---------------------------------
(1) Average balances include loans held-for-sale and nonaccrual loans, net of the allowance for loan losses. Interest is recognized on nonaccrual loans only as and when received.
(2) Securities are included at amortized cost, with net unrealized gains or losses on securities available-for-sale included as a component of non-earning assets. Securities include Federal Home Loan Bank stock.
(3) Includes advance payments for taxes and insurance (mortgage escrow deposits).

CHANGES IN INTEREST INCOME AND EXPENSE

         One method of analyzing net interest income is to consider how changes in average balances and average rates from one period to the next affect net interest income. The following table shows the dollar amount of changes in interest income and expense by major categories of interest earning assets and interest bearing liabilities attributable to changes in volume or rate or both, for the periods indicated.

         Volume variances are computed using the change in volume multiplied by the previous year's rate. Rate variances are computed using the changes in rate multiplied by the previous year's volume. The change in interest due to both rate and volume has been allocated between the factors in proportion to the relationship of the absolute dollar amounts of the change in each.

                                                                     YEAR ENDED DECEMBER 31,
                                                 --------------------------------------------------------------
                                                          1999 VS. 1998                  1998 VS. 1997
                                                 --------------------------------------------------------------
                                                  INCREASE (DECREASE) DUE TO:     INCREASE (DECREASE) DUE TO:
                                                  VOLUME      RATE      TOTAL     VOLUME      RATE       TOTAL
                                                 --------------------------------------------------------------
                                                                               (In thousands)
INTEREST-EARNING ASSETS:
Loans                                            $   398    $  (635)   $  (237)   $   (91)   $   (71)   $  (162)
Securities                                         2,472        (59)     2,413        367       (120)       247
Other short-term investments                        (347)       (62)      (409)       268        (17)       251
---------------------------------------------------------------------------------------------------------------
Total interest-earning assets                    $ 2,523    $  (756)   $ 1,767    $   544    $  (208)   $   336
===============================================================================================================
INTEREST-BEARING LIABILITIES:
Savings accounts                                 $   (76)   $  (258)   $  (334)   $    62    $  (147)       (85)
Money market accounts                                 29          7         36        (13)       (10)       (23)
NOW accounts                                          11        (45)       (34)         9         (8)         1
Certificates of deposit                             (229)      (354)      (583)      (207)       (53)      (260)
Borrowings                                           535          1        536         25         --         25
---------------------------------------------------------------------------------------------------------------
Total interest-bearing liabilities               $   270    $  (649)   $  (379)   $  (124)   $  (218)   $  (342)
===============================================================================================================
Net change in net interest income                $ 2,253    $  (107)   $ 2,146    $   668    $    10    $   678
===============================================================================================================

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 1999 AND DECEMBER 31, 1998

         GENERAL. Net income for 1999 was $3.0 million compared to net income of $1.7 million in 1998. The primary reason for the improvement was an increase in net interest income of $2.1 million and a $452,000 decrease in other operating expenses. These improvements were partially offset by a $505,000 reduction in non-interest income and a $1.0 million increase in income tax expense

         NET INTEREST INCOME. Net interest income increased by $2.1 million or 24.5% from 1998 to 1999. This improvement occurred primarily due to a $38.3 million increase in average total earning assets as a result of CNY's stock offering on October 6, 1998, offset partially by a reduction in the average rate earned on assets of 43 basis points. The reduction in rate is attributable to an increase in securities as a percentage of total earning assets and a reduction in the rate earned on loans due to competitive pressures and market interest rates in general. Securities increased as CNY invested the proceeds of its stock offering in such investments pending redeployment in loans as appropriate opportunities arise and due to the investment program previously discussed. Loans generally have higher yields than CNY's other investments.

         CNY also experienced a decline in the cost of interest-bearing liabilities to 3.89% in 1999 compared to 4.16% in 1998. The decline in market interest rates at the end of 1998 allowed CNY to reduce its savings and NOW account pricing while remaining competitive in its market. Furthermore, the infusion of capital from CNY's conversion allowed CNY to be more conservative in pricing its certificates of deposit. The investment of the additional capital resulted in an increase in average net earning assets of $35.0 million in 1999, which resulted in an improvement in CNY's net interest margin to 4.46% in 1999, compared to 4.28% in 1998.

         PROVISION FOR LOAN LOSSES. The provision for loan losses results from management's analysis of the adequacy of CNY's allowance for loan losses. If management determines that an increase in the allowance is warranted, then the increase is accomplished through a provision for loan losses, which is charged as an expense on CNY's consolidated income statement. The provision for loan losses was $100,000 for the year ended December 31, 1999 compared to $325,000 in 1998. A lower provision was appropriate in 1999 due to CNY's improved asset quality.

         NON-INTEREST INCOME. CNY's primary source of recurring non-interest income is service charges, principally on deposit accounts. Service charges increased by $117,000 in 1999 versus 1998, which increase related primarily to the implementation of ATM surcharges and increased debit card usage by CNY's customers.

         CNY began surcharging persons other than Cortland Savings depositors for using its ATMs in April 1999. A total of $61,000 of income was recognized for this service during the year. Additionally, through a customer awareness campaign, debit card usage increased, resulting in a $44,000 improvement in income from this product.

         During 1998, CNY also received $658,000 in settlement of its insurance claim related to an officer defalcation which was discovered in 1996. The settlement brought this matter to a close.

         NON-INTEREST EXPENSE. Non-interest expense decreased $452,000 from 1998 to 1999. The primary reasons for the decrease were a $415,000 decrease in salaries and employee benefits and the $1.0 million contribution to the Cortland Savings Foundation in 1998. Partially reducing the impact of these items was $315,000 of expenses incurred related to the announced merger with Niagara Bancorp, Inc. These merger expenses are not tax deductible, and thus net income was reduced by that amount.

         The decrease in salaries and employee benefits included a $516,000 reduction of expense related to the termination of CNY's defined benefit pension plan, versus an expense of $377,000 in 1998. This reduction was partially offset by increased expense of CNY's ESOP and stock grant plan, increased medical claims of $85,000 and normal merit increases.

         The fluctuation in the impact of the defined benefit plan termination between 1998 and 1999 was caused by the settlement gain on the termination of the plan in 1999 of $394,000 combined with a $122,000 reduction in the actual contribution to CNY's 401(k) plan in 1999 from the estimate recorded in 1998.

         Expense related to the allocation of ESOP shares was $279,000 for the year ended December 31, 1999, compared with $51,000 in 1998. The primary cause of this $228,000 increase was a full year of allocation in 1999 versus one quarter in 1998. The higher average per share price of CNY's common stock in 1999 versus 1998 also contributed to this increase.

         Shareholders of CNY approved the Personnel Recognition and Retention Plan in April 1999 and stock grants were made to officers and directors of CNY under this plan. Expense of $288,000 was recorded in 1999 for this plan, and there was no such expense in 1998.

         During the fourth quarter of 1998, CNY donated 105,033 share of its common stock to the Cortland Savings Foundation, a charitable foundation created in connection with the Conversion. The donation resulted in a pre-tax $1.0 million financial statement expense during 1998.

         Professional fees increased by $213,000 from 1998 to 1999, due to a variety of matters, including the establishment of a real estate investment trust in 1999.

         CNY recorded net expense of $83,000 from its real estate owned in 1999 compared with net revenue of $72,000 in 1998. This $155,000 increase in expense occurred because CNY recorded a gain of $209,000 on the sale of one property in 1998 which gain exceeded the aggregate other expenses incurred on real estate owned during that year.

         Other non-interest expense increased $412,000 from 1998 to 1999, reflecting increased costs associated with being a publicly-traded company for a full year in 1999 versus less than one quarter in 1998. Adding to the increase in other expense was a $51,000 increase in the costs of upgrading personal computers in 1999, and a $55,000 increase in the costs associated with ATM and debit cards due to higher volume levels as previously discussed. Furthermore, CNY experienced a $74,000 increase in foreclosure expenses as the number of actions increased compared with 1998. This increased activity did not, however, result in an increase in the level of other real estate owned because CNY aggressively worked to manage its level of nonperforming assets.

         INCOME TAXES. Income tax expense increased $1.0 million from 1998 to 1999, primarily reflecting the improved earnings of CNY.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 1998 AND DECEMBER 31, 1997

         GENERAL. Net income for 1998 was $1.7 million compared to net income of $72,000 in 1997. The primary reason for the improvement was the reduction in the costs incurred to resolve CNY's problem assets, including a $3.0 million reduction in the provision for loan losses and a $572,000 reduction in the expense of real estate owned. Also affecting the improvement in net income was an improvement in net interest income of $678,000, a $694,000 increase in other operating income and a $1.5 million increase in other operating expenses.

         During the fourth quarter of 1997, CNY decided that its non-performing loans were creating too great a strain on management resources and the work necessary to collect those assets was diverting management from its core goal of running CNY in a profitable manner. Therefore, in order to improve overall asset quality and free management from less productive tasks associated with the resolution of problem loans, CNY decided to seek to sell a substantial portion of its non-performing loans to a single unrelated purchaser which was completed in the first quarter of 1998. The decision to sell the loans resulted in a $1.7 million charge against the allowance for loan losses.

         NET INTEREST INCOME. Net interest income increased by $678,000 or 7.3% form 1997 to 1998. This improvement occurred primarily due to a $10.3 million increase in average total earning assets as a result of CNY's stock offering on October 6, 1998, offset partially by a reduction in the average rate earned on assets of 21 basis points. The reduction in rate is attributable to an increase in securities and other short-term investments and the overall decline in market interest rates.

         CNY also experienced a decline in the cost of interest-bearing liabilities to 4.16% in 1998 compared to 4.31% in 1997. The decline in market interest rates allowed CNY to reduce its deposit pricing while remaining competitive in its market. The infusion of capital from Cortland Savings' conversion, and related increase in average net earning assets of $11.5 million in 1998, resulted in an improvement in CNY's net interest margin to 4.28% for 1998, compared to 4.17% in 1997.

         PROVISION FOR LOAN LOSSES. The provision for loan losses was $325,000 for the year ended December 31, 1998 compared to $3.3 million in 1997. A lower provision was appropriate in 1998 due to the significant improvement in CNY's asset quality. Despite the decrease in the provision, the allowance for loan losses increased from $2.1 million at year-end 1997 to $2.5 million at year-end 1998, when it represented 1.54% of total loans.

         NON-INTEREST INCOME. CNY's primary source of recurring non-interest income is service charges, principally on deposit accounts. Service charges increased by $87,000 in 1998 versus 1997, which increase related primarily to fee changes on products and an increase in loan-related fees.

         During 1998, CNY also received $658,000 from the insurance claim settlement previously discussed.

         NON-INTEREST EXPENSES. Non-interest expense increased $1.4 million from 1997 to 1998. The primary reasons for the increase were a $918,000 increase in salaries and employee benefits and a $1.0 million contribution to the Cortland Savings Foundation. The increase in salaries and employee benefits included a $377,000 expense related to the termination of CNY's defined benefit pension plan, $113,000 of severance expense for employee terminations, increased medical claims of $82,000, $51,000 of expense related to CNY's ESOP, representing ESOP expense for approximately one quarter of the year, and normal merit increases.

         The $377,000 expense related to the termination of CNY's defined benefit plan represents the estimated plan curtailment expense of $35,000 combined with an estimated expense of $437,000 for CNY's commitment to contribute 25% of the excess of plan assets over the cost of annuities to be purchased at the time of settlement of the plan (which occurred in 1999) to CNY's 401(k) plan. These amounts are partially offset by the $95,000 benefit of the pension plan prior to termination.

         Professional fees increased by $257,000 from 1997 to 1998, reflecting $210,000 of expenses related to CNY's unsuccessful attempt to acquire another financial institution during the fourth quarter of 1998.

         Directors' fees increased $189,000, primarily the effect of a $150,000 retirement benefit for three retired directors in 1998.

         CNY recorded net revenues of $72,000 from its real estate owned in 1998 compared with a net expense of $500,000 in 1997. This improvement occurred as the level of real estate owned declined significantly during 1998 as CNY continued its efforts to resolve and reduce non-performing assets. CNY recorded a gain of $209,000 on the sale of one property, which gain exceeded the aggregate other expenses incurred on real estate owned.

         INCOME TAXES. Income tax expense increased $1.3 million from 1997 to 1998, reflecting the improved earnings of CNY, as well as an $80,000 excise tax recorded for the termination of the defined benefit plan.

LIQUIDITY AND CAPITAL

         CNY's primary sources of funds are deposits, borrowings, and payments received on loans and securities. While scheduled payments on loans and securities, either installment payments or payments at maturity, are relatively predictable sources of funds, deposit outflows and loan prepayments can fluctuate and are influenced by market interest rates, economic conditions and competition.

         CNY's primary investing activities are the origination of loans and the purchase of securities. CNY's loans, net, after payments and charge-offs, increased by $7.5 million during 1999 and $4.1 million during 1998, and decreased by $3.1 million during 1997. Securities, excluding the effect of unrealized gains and losses, increased by $8.7 million in 1999 and $41.0 million during 1998 and decreased by $1.2 million during 1997.

         In general, CNY invests available funds in securities, federal funds sold and short-term investments pending the investment of those funds in loans. Generally, the regular flow of deposits and loan repayments, along with payments on and maturities of securities, provides sufficient funds to fund new loan originations. CNY can also regulate the level of deposits, and hence the flow of funds, by adjusting the rates it offers on deposits, especially certificates of deposit. Federal funds sold and other short-term investments are transitory and also provide available funds when needed for other purposes. Furthermore, as part of its management of the loan origination process, CNY tracks the progress of loan applications and commitments so that the volume and timing of new securities purchases can be adjusted as funds are needed for other purposes. Finally, Cortland Savings has available lines of credit and borrowing capabilities to provide additional funds if the need arises. At December 31, 1999, CNY had available lines of credit and borrowing capabilities with the Federal Home Loan Bank of New York of $27.3 million.

         At December 31, 1999, CNY and Cortland Savings substantially exceeded all regulatory capital requirements of the Federal Reserve Board of Governors and the FDIC applicable to them. Compliance with minimum capital requirements does not currently have a material affect on Cortland Savings or CNY. Cortland Savings was classified as "well capitalized" at December 31, 1999 under FDIC regulations.

IMPACT OF INFLATION AND CHANGING PRICES

         CNY prepares its financial statements and other financial disclosures according to Generally Accepted Accounting Principles, which in most cases require the measurement of financial condition and operating results in terms of historical dollar amounts without considering the changes in the relative purchasing power of money over time due to inflation. Inflation can increase operating costs and affect the value of collateral for loans in general, and real estate collateral in particular. Unlike industrial companies, nearly all of CNY's assets and liabilities are monetary in nature. As a result, interest rates have a greater impact on net income than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services. However, interest rates generally increase during periods when the rate of inflation is increasing and decrease during periods of decreasing inflation. Periods of high inflation are ordinarily accompanied by high interest rates, which could have a negative effect on net income.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

         ASSET/LIABILITY MANAGEMENT AND MARKET RISK. As a continuing part of its financial strategy, CNY attempts to manage the impact of fluctuations in market interest rates on its net interest income. This effort entails providing a reasonable balance between interest rate risk, credit risk, liquidity risk and maintenance of yield. Asset/liability management policies are established and monitored by management in conjunction with the Board of Directors of Cortland Savings, subject to general oversight by CNY Financial Corporation's Board of Directors. The policies establish guidelines for acceptable limits on the sensitivity of the market value of assets and liabilities to changes in interest rates.

         CNY's net income is dependent on its net interest income. Net interest income is susceptible to interest rate risk to the degree that interest-bearing liabilities mature or reprice on a different basis than interest-earning assets. When interest-bearing liabilities mature or reprice more quickly than interest-earning assets in a given period, a significant increase in market rates of interest could adversely affect net interest income. Similarly, when interest-earning assets mature or reprice more quickly than interest-bearing liabilities, falling interest rates could result in a decrease in net income.

         The following table illustrates CNY's estimated interest rate sensitivity and periodic and cumulative gap positions as calculated as of December 31, 1999.

                                                        AMOUNTS ESTIMATED TO MATURE OR REPRICE WITHIN
                                    ------------------------------------------------------------------------------
                                    LESS THAN
                                      THREE      3 - 6      6 MONTHS     1 - 2       3 - 5     OVER 5
                                      MONTHS     MONTHS    TO 1 YEAR     YEARS       YEARS      YEARS       TOTAL
------------------------------------------------------------------------------------------------------------------
                                                               (Dollars in thousands)
INTEREST-EARNING ASSETS:
Short-term investments               $    221   $     --    $     --    $     --    $     --   $     --   $    221
Securities, including FHLB stock        3,082      7,864       8,593      18,290      39,123     29,348    106,300
Loans                                  13,672      8,636      13,207      18,762      45,237     67,143    166,657
------------------------------------------------------------------------------------------------------------------
Total interest-earning assets          16,975     16,500      21,800      37,052      84,360     96,491    273,178
------------------------------------------------------------------------------------------------------------------

INTEREST-BEARING LIABILITIES:
Savings accounts, including escrow      1,493      2,986       4,479       8,958      26,873     17,915     62,704
Money market accounts                     360        719       1,079       2,158       6,473         --     10,789
NOW accounts                              370        740       1,110       2,220       6,661         --     11,101
Certificates of deposit                 9,114     18,983      29,408      24,400      18,533         --    100,438
Borrowings                              1,200      2,000       8,000       1,000       7,000         --     19,200
------------------------------------------------------------------------------------------------------------------
Total interest-bearing
     liabilities                       12,537     25,428      44,076      38,736      65,540     17,915    204,232
Interest sensitivity gap             $  4,438   $ (8,928)   $(22,276)   $ (1,684)   $ 18,820   $ 78,576   $ 68,946
==================================================================================================================
Cumulative interest
     sensitivity gap                 $  4,438   $ (4,490)   $(26,766)   $(28,450)   $ (9,630)  $ 68,946
==================================================================================================================
Ratio of cumulative gap to total
     interest-earning assets             1.62%     (1.64%)     (9.80%)    (10.41%)     (3.53%)    25.24%
==================================================================================================================
Ratio of interest-earnings assets
     To interest-bearing liabilities   135.40%     64.89%      49.46%      95.65%     128.72%    538.60%    133.76%
==================================================================================================================

       While the gap position illustrated above is a useful tool that management can assess for general positioning of CNY's balance sheet, management uses an additional measurement tool to evaluate its asset/liability sensitivity which determines exposure to changes in interest rates by estimating the percentage change in net interest income due to changes in rates over a one-year time horizon. Management measures the estimated percentage change assuming an instantaneous permanent parallel shift in the yield curve of 100 and 200 basis points, both upward and downward. The model uses an option-based pricing approach to estimate the sensitivity of mortgage loans. The most significant embedded option in these types of assets is the borrower's optional right to prepay the loan. The model uses various prepayment assumptions depending upon the type of mortgage instrument (residential mortgages, commercial mortgages, mortgage-backed securities, etc.). Prepayment rates for mortgage instruments ranged from 1% to 39% CPR (Constant Repayment Rate) as of December 31, 1999. For administered rate core deposits (e.g. NOW and savings accounts), the model utilizes interest rate floors equal to 100 basis points below their current levels.

         Utilizing this measurement concept, the estimated interest rate risk of CNY, expressed as a percentage change in net interest income over a one-year time horizon due to changes in interest rates, at December 31, 1999, was as follows:

                                                                                           BASIS POINT CHANGE
                                                                         --------------------------------------------------
                                                                            +200         +100         -100         -200
                                                                         --------------------------------------------------
Estimated percentage change in net interest income due to an
immediate change in interest rates over a one-year time horizon ........    (3.55%)     (1.09%)       3.87%       3.95%

         Actual results may differ from these estimates due to the inherent uncertainty of the assumptions, including the timing, magnitude and frequency of rate changes, customer buying patterns, economic conditions, and management strategies.

         CNY does not currently engage in trading activities or use instruments such as swaps, collars or floors to control interest rate risk. Even though such activities may be permitted with the approval of the Board of Directors, CNY does not intend to engage in such activities in the immediate future.

         Market risk is the risk of loss from adverse changes in market prices and rates. CNY's market risk arises primarily from interest rate risk inherent in its lending and deposit activities. Other types of market risk, such as foreign currency exchange rate risk and commodity price risk, do not arise in the normal course of CNY's business activities.

FORWARD-LOOKING STATEMENTS

         In this Proxy Statement, CNY, when discussing the future, has used words like "will probably result", "are expected to", "may cause", "is anticipated", "estimate", "project", or similar words. These words and the related discussions represent forward-looking statements. In addition, any analysis of the adequacy of the allowance for loan losses, or the interest rate sensitivity of CNY's assets and liabilities, represent attempts to predict future events and circumstances which are also represent forward-looking statements.

         Many factors could cause future results to differ from what is anticipated in the forward-looking statements. For example, future financial results could be affected by (i) deterioration in local, regional, national or global economic conditions which could cause an increase in loan delinquencies, a decrease in property values, or a change in the housing turnover rate; (ii) changes in market interest rates or changes in the speed at which market interest rates change; (iii) changes in laws and regulations affecting the financial service industry; (iv) changes in competition and (v) changes in consumer preferences. The consummation of the proposed transaction with Niagara Bancorp could be affected by many conditions and contingencies discussed in this proxy statement, such as the ability to obtain regulatory approval and whether CNY's stockholders approve the Agreement and the merger.

         Please do not place unjustified or excessive reliance on any forward-looking statements. They speak only as of the date made and are not guarantees, promises or assurances of what will happen in the future. Remember that various factors, including those described above, could affect CNY's financial performance and could cause CNY's actual results or circumstances for future periods to be materially different from what has been anticipated or projected.

                            CNY FINANCIAL CORPORATION
                                 AND SUBSIDIARY

                          INDEX TO FINANCIAL STATEMENTS


Independent Auditors' Report ..............................................  F-2

Consolidated Balance Sheets at December 31, 1999 and 1998 .................  F-3

Consolidated Statements of Income for the Years Ended
  December 31, 1999, 1998 and 1997 ........................................  F-4

Consolidated Statements of Stockholders' Equity and Comprehensive
  Income for the Years Ended December 31, 1999, 1998 and 1997 .............  F-5

Consolidated Cash Flow Statements for the Years Ended
  December 31, 1999, 1998 and 1997 ........................................  F-6

Notes to Consolidated Financial Statements ................................  F-8

         KPMG
         113 South Salina Street
         Syracuse, New York  13202


                          Independent Auditors' Report



         The Board of Directors and Stockholders
         CNY Financial Corporation


         We have audited the accompanying consolidated balance sheets of CNY Financial Corporation and subsidiary as of December 31, 1999 and 1998 and the related consolidated statements of income, stockholders' equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CNY Financial Corporation and subsidiary at December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with generally accepted accounting principles.




         /s/ KPMG LLP


         January 14, 2000


                    CNY Financial Corporation and Subsidiary
                           Consolidated Balance Sheets
                           December 31, 1999 and 1998
                        (In thousands, except share data)


                                                                              1999       1998
------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                                   $   6,051    $   4,432
Interest-bearing balances at financial institutions                             221        6,104
Federal funds sold                                                               --        4,000
Securities available-for-sale, at fair value                                 97,560       88,437
Securities held-to-maturity (fair value of $7,026 in 1999 and
     $10,404 in 1998)                                                         7,103       10,318
Loans, net of deferred fees                                                 169,087      161,701
Less allowance for loan losses                                                2,430        2,494
------------------------------------------------------------------------------------------------
     Net loans                                                              166,657      159,207
Premises and equipment, net                                                   3,084        3,243
Federal Home Loan Bank stock, at cost                                         1,637        1,303
Other assets                                                                  5,132        4,142
------------------------------------------------------------------------------------------------
                                                                          $ 287,445    $ 281,186
================================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Deposits
     Non-interest bearing demand accounts                                 $  12,033    $  10,780
     Savings accounts                                                        61,109       61,820
     Certificates of deposit                                                100,438      104,317
     Money market accounts                                                   10,789        7,975
     NOW accounts                                                            11,101       11,122
------------------------------------------------------------------------------------------------
Total deposits                                                              195,470      196,014
Advance payments by borrowers for property taxes and insurance                1,595        1,450
Borrowings                                                                   19,200        1,000
Other liabilities                                                             3,480        3,652
------------------------------------------------------------------------------------------------
     Total liabilities                                                      219,745      202,116
------------------------------------------------------------------------------------------------
Commitments and contingencies (note 13)
Stockholders' equity
     Common Stock, $0.01 par value, 20,000,000 shares authorized,
        5,356,662 shares issued                                                  54           54
     Additional paid-in capital                                              51,353       51,289
     Retained earnings, substantially restricted                             33,554       31,848
     Accumulated other comprehensive income (loss)                             (503)       1,178
     Treasury stock, at cost 788,277 shares in 1999 and 105,625
       in 1998                                                              (10,908)      (1,067)
     Unallocated shares of Employer Stock Ownership Plan (ESOP),
       401,749 shares in 1999 and  423,175 in 1998                           (4,017)      (4,232)
     Unearned common stock for PRRP                                          (1,833)          --
------------------------------------------------------------------------------------------------
Total stockholders' equity                                                   67,700       79,070
------------------------------------------------------------------------------------------------
                                                                          $ 287,445    $ 281,186
================================================================================================
See accompanying notes to consolidated financial statements


                    CNY Financial Corporation and Subsidiary
                        Consolidated Statements of Income
                  Years Ended December 31, 1999, 1998 and 1997
                        (In thousands, except share data)


                                                                     1999          1998           1997
--------------------------------------------------------------------------------------------------------
Interest income
    Loans                                                       $    13,183   $    13,420    $    13,582
    Securities                                                        6,429         4,016          3,769
    Other short-term investments                                        158           567            316
--------------------------------------------------------------------------------------------------------
Total interest income                                                19,770        18,003         17,667
Interest expense
    Deposits                                                          7,046         7,961          8,328
    Borrowings                                                          561            25             --
--------------------------------------------------------------------------------------------------------
Total interest expense                                                7,607         7,986          8,328
--------------------------------------------------------------------------------------------------------
Net interest income                                                  12,163        10,017          9,339
Provision for loan losses                                               100           325          3,300
--------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses                  12,063         9,692          6,039
Non-interest income
    Service charges                                                     840           723            636
    Net gain on sale of securities                                       23             6             46
    Gain on loan sales                                                   --            30             --
    Insurance proceeds                                                   --           658             --
    Other                                                               215           166            207
--------------------------------------------------------------------------------------------------------
Total non-interest income                                             1,078         1,583            889
Non-interest expense
    Salaries and employee benefits                                    3,431         3,846          2,928
    Building, occupancy and equipment                                   822           905            981
    Postage and supplies                                                337           349            323
    Professional fees                                                   738           525            361
    Directors fees                                                      297           311            122
    Real estate owned                                                    83           (72)           500
    Contribution to charitable foundation                                --         1,023             --
    Merger related expenses                                             315            --             --
    Other                                                             1,851         1,439          1,657
--------------------------------------------------------------------------------------------------------
Total non-interest expenses                                           7,874         8,326          6,872
--------------------------------------------------------------------------------------------------------
Income before income tax expense (benefit)                            5,267         2,949             56
Income tax expense (benefit)                                          2,295         1,270            (16)
Net income                                                      $     2,972   $     1,679    $        72
========================================================================================================
Earnings per share (for 1998 calculated using post
  conversion net income) (see note 2)
    Basic                                                       $      0.67   $        --            N/A
    Diluted                                                     $      0.66   $        --            N/A
Weighted average diluted shares outstanding                       4,496,584     4,928,044            N/A
========================================================================================================
   See accompanying notes to consolidated financial statements


                    CNY Financial Corporation and Subsidiary
    Consolidated Statements of Stockholders' Equity and Comprehensive Income
                  Years Ended December 31, 1999, 1998 and 1997
                        (In thousands, except share data)

                                                                            Accumulated                          Unearned
                                                      Additional               Other               Unallocated   Common
                                              Common   Paid-in   Retained  Comprehensive  Treasury    ESOP        Stock
                                              Stock    Capital   Earnings     Income       Stock     Shares      For PRRP   Total
----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1996                  $   --  $      --  $ 30,097  $    248       $     --  $       --  $    --   $ 30,345
Comprehensive income:
    Other comprehensive income                    --         --        --       323             --          --       --        323
    Net income                                    --         --        72        --             --          --       --         72
----------------------------------------------------------------------------------------------------------------------------------
Total comprehensive income                        --         --        72       323             --          --       --        395
----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1997                      --         --    30,169       571             --          --       --     30,740
Net proceeds from issuance of 5,251,629
      shares of common stock                      53     50,294        --        --             --          --       --     50,347
Common stock acquired by ESOP
    (428,532 shares)                              --         --        --        --             --      (4,285)      --     (4,285)
Charitable contribution of common stock
    to Cortland Savings Foundation
    (105,033 shares)                               1        997        --        --             --          --        --       998
Treasury stock purchased (105,625 shares)         --         --        --        --         (1,067)         --        --    (1,067)
ESOP shares released for allocation
    (5,357 shares)                                --         (2)       --        --             --          53        --       51
Comprehensive income:
    Other comprehensive income                    --         --        --       607             --          --        --      607
    Net income                                    --         --     1,679        --             --          --        --    1,679
---------------------------------------------------------------------------------------------------------------------------------
Total comprehensive income                        --         --     1,679       607             --          --        --    2,286
---------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1998                      54     51,289    31,848     1,178         (1,067)     (4,232)       --   79,070
---------------------------------------------------------------------------------------------------------------------------------
Treasury stock purchased (863,930 shares)         --         --        --        --        (12,016)         --        --  (12,016)
ESOP shares released for allocation
     (21,426 shares)                              --         64        --        --             --         215        --      279
Stock awarded under Personal Recognition and
     Retention Plan (PRRP) (181,278 shares)       --         --       (54)       --          2,175          --    (2,121)      --
Expense of PRRP                                   --         --        --        --             --          --       288      288
Dividend payments ($0.27 per share)               --         --    (1,212)       --             --          --        --   (1,212)
Comprehensive income:
     Other comprehensive loss                     --         --        --    (1,681)            --          --        --   (1,681)
     Net income                                   --         --     2,972        --             --          --        --    2,972
---------------------------------------------------------------------------------------------------------------------------------
Total comprehensive income                        --         --     2,972    (1,681)            --          --        --    1,291
---------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1999                  $   54  $  51,353  $ 33,554   $  (503)      $(10,908)     (4,017) $ (1,833) $67,700
=================================================================================================================================
See accompanying notes to consolidated financial statements.


                    CNY Financial Corporation and Subsidiary
                        Consolidated Cash Flow Statements
                  Years Ended December 31, 1999, 1998 and 1997
                                 (In thousands)
                                                                      1999           1998           1997
-------------------------------------------------------------------------------------------------------------
Cash flow from operating activity:
Net income                                                       $    2,972     $    1,679     $       72
Adjustments to reconcile net income to net cash provided by
     operating activities:
      Depreciation and amortization                                     474            487            579
      (Increase) decrease in accrued interest receivable                 40           (306)           233
      Provision for loan losses                                         100            325          3,300
      Write-down of real estate owned                                    10             50            365
      Net gains on sales of securities                                  (23)            (6)           (46)
      National recovery                                                  --             --            (45)
      Net gain on sale of real estate owned                              (7)          (192)           (11)
      Net amortization of premiums and discounts                        (98)            55            104
      Net gain on sale of loans held-for-sale                            --            (30)            --
      Proceeds from sale of loans held-for-sale                          --          3,131             --
      Increase in other liabilities                                     853            807            148
      Deferred tax expense (benefit)                                     86            277           (869)
      Decrease (increase) in other assets                                51          1,032           (709)
      Donation to charitable foundation                                  --            997             --
      PRRP expense                                                      288             --             --
      ESOP shares released for allocation                               279             51             --
      Gain on curtailment of postretirement benefit plan                (70)            --             --
-------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                             4,955          8,357          3,121
-------------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
      Net increase in loans                                          (7,816)        (4,744)        (3,746)
      Proceeds from recovery of Nationar                                 --             --             45
      Proceeds from sales of securities available-for-sale            6,108          2,006          3,121
      Proceeds from maturities and principle reductions of
           securities available-for-sale                             53,297         18,337         18,040
      Purchases of securities available-for-sale                    (71,686)       (63,237)       (19,237)
      Purchase of securities held-to-maturity                            --         (2,484)        (3,847)
      Proceeds from maturities and principle reductions
           of securities held-to-maturity                             3,196          4,780          3,054
      Proceeds from sale of real estate owned                           214            920            340
      Additions to premises and equipment                              (315)          (283)          (371)
      Purchase of FHLB stock                                           (334)           (12)           (63)
-------------------------------------------------------------------------------------------------------------
Net cash used in investing activities                               (17,336)       (44,717)        (2,664)
-------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
Decrease in deposits                                                   (544)        (3,756)        (4,870)
Net increase in Federal Home Loan Bank advances                      18,200          1,000             --
Increase (decrease) in advance payments by borrowers for
     property taxes and insurance                                       145            121            (44)
Net proceeds from issuance of common stock                               --         50,347             --
Purchase of shares of common stock by ESOP                               --         (4,285)            --
Par value of donation of stock to charitable foundation                  --              1             --
Treasury stock purchases                                            (12,472)          (611)            --
Dividends paid                                                       (1,212)            --             --
-------------------------------------------------------------------------------------------------------------
Net cash provided by (used in) financing activities                  (4,117)        42,817         (4,914)
-------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents                 (8,264)         6,457         (4,457)
Cash and cash equivalents at beginning of year                       14,536          8,079         12,536
-------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                         $    6,272     $   14,536     $    8,079
=============================================================================================================


                    CNY Financial Corporation and Subsidiary
                  Consolidated Cash Flow Statements (Continued)
                  Years Ended December 31, 1999, 1998 and 1997
                                 (In thousands)


                                                                      1999           1998           1997
-------------------------------------------------------------------------------------------------------------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Non-cash investing activities:
      Purchases of securities available-for-sale not settled      $       --    $      499     $       --
      Treasury stock purchases not settled                                --           456             --
      Transfer of loans held-to-maturity to loans held-for-sale           --           661          2,541
      Transfer of loans held-for-sale to loans held-for-maturity          --           101             --
      Additions to real estate owned                                     266            74          1,095
Cash paid during the year for:
      Interest                                                         7,568         7,991          8,321
      Income taxes                                                $    1,854    $      105     $    1,125
=============================================================================================================
See accompanying notes to consolidated financial statements.

                    CNY Financial Corporation and Subsidiary
                   Notes to Consolidated Financial Statements
                  Years Ended December 31, 1999, 1998 and 1997

(1)    BUSINESS

       CNY Financial Corporation (the "Company") is a registered bank holding company, organized under the laws of Delaware and is the parent company of Cortland Savings Bank and subsidiary (the "Bank"). The Company commenced operations on October 6, 1998, when the Bank converted from a state chartered mutual savings bank to a state chartered stock savings bank (the "Conversion"). On that date, the Company sold 5,251,629 shares of common stock in its initial public offering and received $50.3 million of net proceeds from the sale. The shares sold included 428,532 shares purchased by the Company's Employee Stock Ownership Plan (ESOP), which was funded by a loan from the Company. The Company contributed an additional 105,033 shares to the Cortland Savings Foundation as part of the Conversion and an expense of $1.0 million or approximately $614,000 after taxes, was recorded in October 1998 due to this donation. The Company operates solely in the financial services industry and includes the provision of traditional community banking services primarily for individuals and small- to medium-sized businesses concentrated in Cortland County, New York and surrounding areas. The financial services subsidiary of the Bank has been inactive since its formation in 1986. The Company and its subsidiary financial institution are subject to the regulations of certain Federal and State agencies and undergo periodic examinations by those regulatory agencies.

       On December 28, 1999, the Company signed a definitive agreement with Niagara Bancorp, Inc. under which Niagara Bancorp, Inc. will acquire all of the outstanding shares of the Company for $18.75 per share. Cortland Savings Bank will become a wholly-owned subsidiary of Niagara Bancorp, Inc. Included in non-interest expenses is $315,000 in merger related expenses consisting primarily of the fees for the fairness opinion delivered by the Company's investment banker. This transaction is expected to close during the second quarter of 2000.

(2)    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. Certain prior year amounts have been reclassified to conform to the current year's classifications. A description of the significant accounting policies is presented below. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ from those estimates.

       (a)  PRINCIPLES OF CONSOLIDATION

            The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.

       (b)  CASH AND CASH EQUIVALENTS

            Cash and cash equivalents include vault cash, amounts due from banks and Federal funds sold which represent short-term highly liquid investments.

       (c)  SECURITIES

            The Company classifies its debt securities as either available-for-sale or held-to-maturity as the Company does not hold any securities considered to be trading. Equity securities are classified as available-for-sale. Held-to-maturity securities are those debt securities the Company has the ability and intent to hold until maturity. All other debt securities are classified as available-for-sale.

                    CNY Financial Corporation and Subsidiary
                   Notes to Consolidated Financial Statements
                  Years Ended December 31, 1999, 1998 and 1997

(2)    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

       (c)  SECURITIES, CONTINUED

            Available-for-sale securities are recorded at fair value. Held-to-maturity securities are recorded at amortized cost. Unrealized holding gains and losses, net of the related tax effect, on available-for-sale securities are excluded from earnings and reported as a component of accumulated other comprehensive income in stockholders' equity until realized.

            A decline in the fair value of an available-for-sale or held-to-maturity security that is deemed to be other than temporary results in a charge to earnings resulting in the establishment of a new cost basis for the security.

            Purchases and sales are recorded on a trade date basis with settlement occurring shortly thereafter. Premiums and discounts are amortized or accreted over the life of the related security as an adjustment to yield using the interest method. Dividend and interest income are recognized when earned. Realized gains and losses on securities are included in earnings and are calculated using the specific identification method, for determining the cost of the securities sold.

       (d)  LOANS

            Loans are reported at the principal amount outstanding, net of deferred fees. Fees and certain direct origination costs related to lending activities are recognized as an adjustment of yield using the interest method over the lives of the loans. The Company has the ability and intent to hold its loans to maturity except for education loans which are sold to a third party upon reaching repayment status.

            Interest on loans is accrued and included in income at contractual rates applied to principal outstanding. The accrual of interest on loans (including impaired loans) is generally discontinued and previously accrued interest is reversed when loan payments are 90 days or more past due or when, by the judgment of management, collectibility becomes uncertain. Subsequent recognition of income occurs only to the extent that payment is received. Loans are returned to an accrual status when both principal and interest are current and the loan is determined to be performing in accordance with the applicable loan terms.

       (e)  ALLOWANCE FOR LOAN LOSSES

            The allowance for loan losses consists of the provision charged to operations based upon past loan loss experience, management's evaluation of the loan portfolio under current economic conditions and such other factors that require current recognition in estimating loan losses. Loan losses and recoveries of loans previously written-off are charged or credited to the allowance as incurred or realized, respectively.

            The allowance for loan losses is maintained at a level believed by management to be sufficient to absorb probable losses related to loans outstanding as of the balance sheet date. Management uses presently available information to recognize losses on loans; however, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses and may require the Company to recognize additions to the allowance based on their judgment of information available to them at the time of their examination.

                    CNY Financial Corporation and Subsidiary
                   Notes to Consolidated Financial Statements
                  Years Ended December 31, 1999, 1998 and 1997

(2)    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

       (e)  ALLOWANCE FOR LOAN LOSSES, CONTINUED

            The Company estimates losses on impaired loans based on the present value of expected future cash flows (discounted at the loan's effective interest rate) or the fair value of the underlying collateral if the loan is collateral dependent. An impairment loss exists if the recorded investment in a loan exceeds the value of the loan as measured by the aforementioned methods. Impairment losses are included as a component of the allowance for loan losses. A loan is considered impaired when it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. Generally, all commercial mortgage loans and commercial loans in a delinquent payment status (90 days or more delinquent) are considered impaired. Residential mortgage loans, consumer loans, home equity lines of credit and education loans are evaluated collectively since they are homogenous and generally carry smaller individual balances. The Company recognizes interest income on impaired loans using the cash basis of income recognition. Cash receipts on impaired loans are generally applied according to the terms of the loan agreement, or as a reduction of principal, based upon management judgment and the related factors discussed above.

       (f)  PREMISES AND EQUIPMENT

            Land is carried at cost and buildings and improvements and furniture and equipment are carried at cost less accumulated depreciation. Depreciation is computed on the straight-line method over the estimated useful lives of the assets (3-39 years for building and improvements; 3-7 years for furniture and equipment.)

       (g)  REAL ESTATE OWNED

            Real estate acquired in settlement of loans is carried at the lower of the unpaid loan balance or fair value less estimated costs to sell. Write-downs from the unpaid loan balance to fair value at the time of foreclosure are charged to the allowance for loan losses. Subsequent write-downs to fair value, net of disposal costs, are charged to other expenses.

       (h)  INCOME TAXES

            Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

       (i)  PENSION AND OTHER POSTRETIREMENT PLANS

            The Company sponsors a defined benefit health care and life insurance plan that provides postretirement benefits to current and retired employees and certain eligible dependents who meet minimum age and service requirements. The estimated costs of providing benefits are accrued over the years the employees render services necessary to earn those benefits.

            The Company  also  maintained  a  non-contributory  defined  benefit pension plan that covered substantially all employees, but terminated the plan effective December 31, 1998. The benefits under the pension plan were based on the employee's years of service and compensation. The cost of this program was funded currently.

                    CNY Financial Corporation and Subsidiary
                   Notes to Consolidated Financial Statements
                  Years Ended December 31, 1999, 1998 and 1997

(2)    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

       (j)  OTHER EMPLOYEE BENEFIT PLANS

            The Company sponsors a non-contributory Employee Stock Ownership Plan (ESOP) covering substantially all employees. Allocations to individual participant accounts are based on participant compensation. The Company accounts for ESOP shares purchased in accordance with Statement of Position No. 93-6, EMPLOYERS' ACCOUNTING FOR EMPLOYEE STOCK OWNERSHIP PLANS. Accordingly, as shares are committed to be released to participants, the Company reports compensation expense equal to the average market price of the shares and the shares become outstanding for earnings per share computations.

            The Company's Personal Recognition and Retention Plan ("PRRP") is accounted for in accordance with APB Opinion No. 25. The fair value of the shares awarded, measured as of the grant date, is recognized as unearned compensation (a component of stockholders' equity) and amortized to compensation expense as the shares become vested.

       (k)  FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

            The Company's only financial instruments with off-balance sheet risk are limited to commitments to extend credit and commitments under unused lines of credit. The Company's policy is to record such instruments when funded.

       (l)  EARNINGS PER SHARE

            Basic earnings per share is calculated by dividing net income available to common shareholders by the weighted average number of shares outstanding during the year. Stock options and unvested stock grants are regarded as common stock equivalents and are considered in earnings per share calculations if dilutive. Prior to the conversion to a stock savings bank, earnings per share are not applicable as the mutual savings bank had no shares outstanding. After the conversion, earnings per share is determined from October 6, 1998, the date of conversion, to the end of the reporting period based upon the weighted average number of shares outstanding for the period. The income included in the computation is based on the actual results of operations only for the post-conversion period. Unallocated shares held by the Company's ESOP are not included in the weighted average number of shares outstanding. The following table summarizes the computation of earnings per share for the years ended December 31:


                                                  1999                                       1998
                                ------------------------------------------------------------------------------------
                                                                  Per                                        Per
                                   Income         Shares         Share        Income         Shares         Share
                                (Numerator)    (Denominator)     Amount    (Numerator)    (Denominator)    Amount
                                ------------------------------------------------------------------------------------
                                                     (In thousands, except per share amounts)
   Basic EPS
      Net income                $  2,972          4,465          $  0.67      $    7          4,928       $   --
   Effect of Dilutive
   Securities
      Options                                         9                                          --
      Unearned stock grants                          23                                          --
                                -----------------------                       ---------------------
   Diluted EPS                  $  2,972          4,497          $  0.66      $    7          4,928       $   --
   =================================================================================================================

       (m)   COMPREHENSIVE INCOME

             Comprehensive income represents net income and the net change in unrealized gains or losses on securities available for sale, net of taxes, and is presented in the Consolidated Statements of Stockholders' Equity and Comprehensive Income.

                    CNY Financial Corporation and Subsidiary
                   Notes to Consolidated Financial Statements
                  Years Ended December 31, 1999, 1998 and 1997

(2)    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

       (n)   SEGMENT REPORTING

             The Company's operations are solely in the financial services industry and include the provision of traditional banking services. The Company operates primarily in Cortland County and surrounding areas in New York State. The Company has determined that it has no reportable segments.

(3)    SECURITIES
       Securities are summarized as follows (in thousands):


                                                            December 31, 1999
                                                -----------------------------------------
                                                             Gross       Gross
                                                Amortized  Unrealized  Unrealized  Fair
                                                  Cost       Gains       Losses   Value
       ----------------------------------------------------------------------------------
       Available-for-sale:
         U.S. Government and sponsored
            Enterprise securities                 $14,469   $     5   $   228   $14,246
         Mortgage-backed securities                58,684        39     2,286    56,437
         State and municipal sub-divisions          1,865        --        61     1,804
         Corporate debt securities                 20,553        --       225    20,328
       ----------------------------------------------------------------------------------
       Total debt securities                       95,571        44     2,800    92,815
       Equity securities                            2,827     2,066       148     4,745
       ----------------------------------------------------------------------------------
                                                  $98,398   $ 2,110   $ 2,948   $97,560
       ==================================================================================
       Held-to-maturity:
         U.S. Government and sponsored
             Enterprise securities                $ 1,000   $    --   $    11   $   989
         Mortgage-backed securities                 3,508        20        78     3,450
         State and municipal sub-divisions            742         1         6       737
         Corporate debt securities                  1,853        --         3     1,850
       ----------------------------------------------------------------------------------
                                                  $ 7,103   $    21   $    98   $ 7,026
       ==================================================================================


                                                             December 31, 1998
                                                -----------------------------------------
                                                              Gross      Gross
                                                 Amortized  Unrealized Unrealized  Fair
                                                   Cost       Gains       Losses  Value
       ----------------------------------------------------------------------------------
       Available-for-sale:
            U.S. Government and sponsored
                Enterprise securities             $13,037  $    128   $     1   $13,164
           Mortgage-backed securities              42,801       265        25    43,041
           State and municipal sub-divisions          917        10        --       927
           Corporate debt securities               27,649       178         5    27,822
       ----------------------------------------------------------------------------------
       Total debt securities                       84,404       581        31    84,954
       Equity securities                            2,072     1,470        59     3,483
       ----------------------------------------------------------------------------------
                                                  $86,476  $  2,051   $    90   $88,437
       ==================================================================================
       Held-to-maturity:
           U.S. Government and sponsored
                Enterprise securities             $ 1,505  $      2   $    --   $  1,507
           Mortgage-backed securities               5,208        69        22      5,255
           State and municipal sub-divisions          747        17        --        764
           Corporate debt securities                2,858        21         1      2,878
       ----------------------------------------------------------------------------------
                                                  $10,318   $   109   $    23   $ 10,404
       ==================================================================================

                    CNY Financial Corporation and Subsidiary
                   Notes to Consolidated Financial Statements
                  Years Ended December 31, 1999, 1998 and 1997

(3)    SECURITIES, CONTINUED

       The following table presents the amortized cost and fair value of debt securities at December 31, 1999, based on the earlier of call or maturity date. Actual maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties. (in thousands):


                                                                         Amortized              Fair
                                                                           Cost                Value
       --------------------------------------------------------------------------------------------------------
       Available-for-sale
           Due within one year                                         $      10,005       $      9,989
           Due after one year through five years                              25,017             24,586
           Due after five years through ten years                              1,865              1,803
           Due after ten years                                                    --                 --
           Mortgage-backed securities                                         58,684             56,437
       --------------------------------------------------------------------------------------------------------
                                                                       $      95,571       $     92,815
       ========================================================================================================
       Held-to-maturity:
           Due within one year                                         $       2,028       $      2,025
           Due after one year through five years                               1,358              1,348
           Due after five years through ten years                                209                203
           Due after ten years                                                    --                 --
           Mortgage-backed securities                                          3,508              3,450
       --------------------------------------------------------------------------------------------------------
                                                                       $       7,103       $      7,026
       ========================================================================================================

       Gross gains of $41,000, $6,000 and $46,000 were realized on sales of securities in 1999, 1998 and 1997, respectively. Gross losses of $18,000 were realized on sales of securities in 1999. There were no gross losses in 1998 and 1997.

       Securities carried at $30.4 million at December 31, 1999 were pledged for borrowings and other purposes required by law. There were no securities of a single issuer (other than the U.S. Government and sponsored enterprises) that exceeded 10% of stockholders' equity at December 31, 1999 or 1998.

(4)    LOANS

       Loans are summarized as follows (in thousands):


                                                                                    December 31,
                                                                       ----------------------------------------
                                                                              1999            1998
       --------------------------------------------------------------------------------------------------------
       Mortgage loans:
           Residential                                                 $     105,407    $      100,976
           Commercial                                                         31,864            29,224
           Partially guaranteed by VA                                            246               337
           Insured by FHA                                                        631               717
       --------------------------------------------------------------------------------------------------------
                                                                             138,148           131,254
       --------------------------------------------------------------------------------------------------------
       Other loans:
           Commercial                                                          6,278             6,588
           Automobile                                                         12,641            10,854
           Home equity line of credit                                          6,520             6,804
           Property improvement                                                  661               709
           Guaranteed student                                                    741             1,016
           Other consumer                                                      4,208             4,597
       --------------------------------------------------------------------------------------------------------
                                                                              31,049            30,568
       --------------------------------------------------------------------------------------------------------
       Total loans                                                           169,197           161,822
       --------------------------------------------------------------------------------------------------------
       Less:  Net deferred origination fees                                      110               121
       --------------------------------------------------------------------------------------------------------
                                                                       $     169,087    $      161,701
       ========================================================================================================

                    CNY Financial Corporation and Subsidiary
                   Notes to Consolidated Financial Statements
                  Years Ended December 31, 1999, 1998 and 1997

(4)    LOANS, CONTINUED

       Changes in the allowance for loan losses are summarized as follows (in thousands):

                                                                 Years Ended
                                                                 December 31,
                                                   -----------------------------------------
                                                     1999          1998           1997
       -------------------------------------------------------------------------------------
       Balance at beginning of year                $  2,494      $   2,143      $  1,952
       Provision charged to operations                  100            325         3,300
       Recoveries                                       116            206           170
       Loans charged off                               (280)          (180)       (3,279)
       -------------------------------------------------------------------------------------
       Balance at end of year                      $  2,430      $   2,494      $  2,143
       =====================================================================================

       At December 31, 1999 and 1998, impaired loans totaled $49,000 and $736,000, respectively. At December 31, 1999, impaired loans included $49,000 of loans for which the related allowance for loan losses was $25,000. At December 31, 1998, impaired loans included $736,000 of loans for which the related allowance for loan losses was $194,000. The average recorded investment in impaired loans was $564,000, $1.1 million and $2.7 million during the years ended December 31, 1999, 1998 and 1997, respectively. Interest income recognized on impaired loans was $7,000, $147,000 and $290,000 during the years ended December 31, 1999, 1998 and 1997, respectively, all of which was recognized using the cash basis of income recognition.

       The principal balances of loans not accruing interest amounted to approximately $603,000 and $920,000 at December 31, 1999 and 1998, respectively. Interest income that would have been recorded if the non-accruing loans had been performing in accordance with their original terms was approximately $44,000, $115,000 and $402,000 during the years ended December 31, 1999, 1998 and 1997, respectively.

       In the ordinary course of business, the Company makes loans to directors, officers and employees, as well as to other related parties on substantially the same terms, including interest rate and collateral, as those prevailing at the same time for comparable transactions with other customers and do not involve more than normal risk of collectibility or present other unfavorable features.

       A summary of the changes in these outstanding loans is as follows (in thousands):

                                                            Years End
                                                           December 31,
                                                  ------------------------------
                                                       1999          1998
       -------------------------------------------------------------------------
       Balance at beginning of year                $   2,151      $    2,207
       New loans and increase in existing loans          731             521
       Loan principal repayments                        (808)           (577)
       -------------------------------------------------------------------------
       Balance at end of year                      $   2,074      $     2,151
       =========================================================================

                    CNY Financial Corporation and Subsidiary
                   Notes to Consolidated Financial Statements
                  Years Ended December 31, 1999, 1998 and 1997

(5)    PREMISES AND EQUIPMENT

       Premises and equipment are summarized as follows (in thousands):

                                                                         December 31,
                                                                -------------------------------
                                                                    1999            1998
       ----------------------------------------------------------------------------------------
       Land                                                     $      886   $        886
       Buildings and furniture                                       2,978          2,901
       Furniture and equipment                                       1,805          1,962
       ----------------------------------------------------------------------------------------
                                                                     5,669          5,749
       Less accumulated depreciation and amortization                2,585          2,506
       ----------------------------------------------------------------------------------------
                                                                $    3,084    $     3,243
       ========================================================================================

       Depreciation and amortization expense amounted to $474,000, $487,000 and $579,000 during the years ended December 31, 1999, 1998 and 1997, respectively.

(6)    DEPOSITS

       At December 31, 1999 and 1998, the aggregate amounts of time deposits in denominations of $100,000 or more were approximately $14.0 million and $13.0 million, respectively.

       Contractual maturities of certificates of deposit at December 31, are summarized as follows (in thousands):

                                                               1999
       ------------------------------------------------------------------
       Within one year                                     $   57,505
       One through two years                                   24,400
       Two through three years                                  9,612
       Three through four years                                 6,439
       Four through five years                                  2,482
       Five years and over                                         --
       ------------------------------------------------------------------
       Total certificates of deposit                        $ 100,438
       ==================================================================

       Interest expense on deposits is summarized as follows (in thousands):

                                                    Years Ended
                                                    December 31,
                                    --------------------------------------------
                                        1999           1998            1997
       -------------------------------------------------------------------------
       Savings accounts             $    1,517    $     1,861       $  1,936
       Certificates of deposit           5,140          5,713          5,983
       Money market accounts               256            220            243
       NOW accounts                        133            167            166
       -------------------------------------------------------------------------
                                    $    7,046    $     7,961       $  8,328
       =========================================================================

(7)    BORROWINGS

       The Company is a member of the Federal Home Loan Bank (FHLB). As a member, the Company is required to own capital stock in the FHLB and is authorized to apply for advances from the FHLB.

                    CNY Financial Corporation and Subsidiary
                   Notes to Consolidated Financial Statements
                  Years Ended December 31, 1999, 1998 and 1997

(7)    BORROWINGS, CONTINUED

       At December 31, 1999 and 1998, advances from the FHLB were as follows (in thousands):

                                                                                    Advance Amount
                                                                            -------------------------------
           Maturity Date           Interest Rate       Fixed or Variable         1999            1998
       ----------------------------------------------------------------------------------------------------
              1/03/00                  5.60%                 Fixed          $    1,200     $        --
              3/24/00                  6.08%                 Fixed               2,000              --
              9/20/00                  5.92%                 Fixed               5,000              --
              9/27/00                  5.96%                 Fixed               3,000              --
              6/25/01                  5.99%                 Fixed               1,000              --
              7/30/01                  5.52%                 Fixed                  --           1,000
              6/17/02                  6.23%                 Fixed               3,000              --
              6/23/04                  6.53%                 Fixed               4,000              --
       ----------------------------------------------------------------------------------------------------
               Total                                                        $   19,200      $    1,000
       ====================================================================================================

       Under terms of a blanket collateral agreement with the FHLB, these outstanding balances are collateralized by certain qualifying assets not otherwise pledged (primarily first mortgage loans). At December 31,1999 the Company may borrow up to an additional $27.3 million from the FHLB.

(8)    INCOME TAXES

       The components of income tax expense (benefit) attributable to income from operations are (in thousands):

                                                   Years Ended
                                                  December 31,
                                  ----------------------------------------------
                                     1999           1998            1997
       -------------------------------------------------------------------------
       Current:
           Federal                $    1,761     $      799     $      672
           State                         448            194            181
       -------------------------------------------------------------------------
                                       2,209            993            853
       Deferred:
           Federal                        53            207           (698)
           State                          33             70           (171)
       -------------------------------------------------------------------------
                                          86            277           (869)
       -------------------------------------------------------------------------
                                  $    2,295     $    1,270    $       (16)
       =========================================================================


       Actual tax expense (benefit) attributable to income before income taxes differed from "expected" tax expense (benefit), computed by applying the U.S. Federal statutory tax rate of 34% to income before income tax as follows (in thousands):


                                                                              Years Ended
                                                                              December 31,
                                                              ---------------------------------------------
                                                                  1999          1998            1997
       ----------------------------------------------------------------------------------------------------
       Computed "expected" tax expense                         $   1,791    $     1,003    $       19
       Increase (decrease) in income taxes resulting from:
           State taxes, net of Federal tax benefits                  310            175             7
           Non-taxable interest income                               (40)           (21)          (35)
           Non-deductible merger expenses                            107             --            --
           Other non-deductible expenses                              35             48            16
           Pension termination excise tax                            109             80            --
           Other items, net                                          (17)           (15)          (23)
       ----------------------------------------------------------------------------------------------------
                                                               $   2,295    $     1,270     $     (16)
       ====================================================================================================

                    CNY Financial Corporation and Subsidiary
                   Notes to Consolidated Financial Statements
                  Years Ended December 31, 1999, 1998 and 1997

(8)    INCOME TAXES, CONTINUED

       The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are (in thousands):


                                                                                     December 31,
                                                                            -------------------------------
                                                                                1999            1998
       ----------------------------------------------------------------------------------------------------
       Deferred tax assets:
           Allowance for loan losses                                        $      946     $       986
           Net deferred loan fees                                                   99              98
           Postretirement benefit obligation                                       663             669
           Deferred director fees                                                  143              92
           Foundation contribution carryforward                                    115             329
           Personnel Recognition and Retention Plan vesting                        112              --
           Unrealized loss on securities, net                                      335              --
           Other                                                                    36              56
       ----------------------------------------------------------------------------------------------------
       Total gross deferred tax assets                                           2,449           2,230
       ----------------------------------------------------------------------------------------------------
       Deferred tax liabilities:
           Accumulated depreciation on premises and equipment                     (115)           (101)
           Unrealized gains on securities, net                                      --            (783)
           Tax allowance for loan losses in excess of base year amount             (43)           (105)
           Other                                                                   (38)            (20)
       ----------------------------------------------------------------------------------------------------
       Total gross deferred tax liabilities                                       (196)         (1,009)
       ----------------------------------------------------------------------------------------------------
       Net deferred tax assets                                              $    2,253       $   1,221
       ====================================================================================================

       Realization of deferred tax assets is dependent upon the generation of future taxable income or the existence of sufficient taxable income within the carryback period. A valuation allowance is provided when it is more likely than not that some portion of the deferred tax assets will not be realized. In assessing the need for a valuation allowance, management considers the scheduled reversal of the deferred tax liabilities, the level of historical taxable income and projected future taxable income over the periods in which the temporary differences comprising the deferred tax assets will be deductible. Management believes that no valuation allowance is necessary.

       In accordance with SFAS No. 109, the Company has not recognized deferred tax liabilities with respect to the Bank's Federal and state base-year reserve of approximately $3.7 million at December 31, 1999, since the Company does not expect that these amounts will become taxable in the forseeable future. Under the tax laws, as amended, events that would result in taxation of these reserves include redemptions of the Bank's stock or certain excess distributions to the Company. The unrecognized deferred tax liability at December 31, 1999 with respect to the base-year reserve was approximately $1.4 million.


(9)    PENSION AND OTHER POSTRETIREMENT PLANS

       The following table presents changes in the Company's pension and postretirement plans' accumulated benefit obligations and plan assets and the plans' funded status reconciled with amounts recognized in the Company's consolidated balance sheet at December 31. (in thousands):

                    CNY Financial Corporation and Subsidiary
                   Notes to Consolidated Financial Statements
                  Years Ended December 31, 1999, 1998 and 1997


(9)    PENSION AND OTHER POSTRETIREMENT PLANS, CONTINUED

                                                                  Pension Benefits             Other Benefits
                                                                  ----------------             --------------
                                                                 1999          1998          1999          1998
       -------------------------------------------------------------------------------------------------------------
       Change in benefit obligations:
       Benefit obligation at beginning of year                $   4,075    $   3,490     $   1,890     $   1,597
       Service cost                                                  --           84            47            42
       Interest cost                                                 --          244           121           108
       Amendments                                                    --           60            --            --
       Curtailment                                                   --         (591)         (264)           --
       Actuarial loss (gain)                                        610          938           (86)          238
       Benefits paid                                             (3,032)        (150)          (87)          (95)
       Settlement gain                                             (394)          --            --            --
       Paid to Company                                           (1,259)          --            --             -
       -------------------------------------------------------------------------------------------------------------
       Benefit obligation at end of year                      $      --    $   4,075     $   1,621     $   1,890
       =============================================================================================================

       Change in plan assets:
       Fair value of plan assets at beginning of year         $   4,940    $   5,083     $      --     $      --
       Actual return on plan assets                                (649)           7            --            --
       Employer contribution                                         --           --            87            95
       Benefits paid                                             (3,032)        (150)          (87)          (95)
       Paid to Company                                           (1,259)          --            --            --
       -------------------------------------------------------------------------------------------------------------
       Fair value of plan assets at end of year               $      --    $   4,940     $      --     $      --
       =============================================================================================================

       Funded status                                          $      --    $     865     $  (1,621)    $  (1,890)
       Unrecognized net actuarial (gain) loss                        --           --           (50)          235
       -------------------------------------------------------------------------------------------------------------
       Prepaid (accrued) benefit cost                         $      --    $     865     $  (1,671)    $  (1,655)
       =============================================================================================================

       Weighted average assumptions:
            Discount rate                                           N/A         5.00%         7.75%         6.50%
            Expected return on plan assets                          N/A         7.00%           --%           --%
            Rate of compensation increase                           N/A         4.00%         5.50%         4.50%

       For measurement purposes, a 6.50% annual rate of increase in the per capita cost of covered health care benefits was assumed for 1999. The rate was assumed to decrease gradually to 5.00% for 2003 and remain at that level thereafter. A one-percentage point increase or decrease in assumed health care cost trend rates does not have a material effect on the benefit obligation.

                                                           Pension Benefits                  Other Benefits
                                                           ----------------                  --------------
                                                       1999        1998      1997      1999       1998       1997
       -------------------------------------------------------------------------------------------------------------
       Components of net periodic benefit cost:                              (in thousands)
       Service cost                                  $   --       $  84     $  87    $   47     $   42     $   37
       Interest cost                                     --         244       242       121        108        107
       Expected return on plan assets                    --        (391)     (350)       --         --         --
       Recognized net actuarial gain                    (39)        (32)       --        --         --         --
       Curtailment charge                                --          35        --       (70)        --         --
       Settlement gain                                 (394)         --        --        --         --         --
       -------------------------------------------------------------------------------------------------------------
       Net periodic benefit cost                     $ (433)      $ (60)    $ (21)   $   98     $  150     $  144
       =============================================================================================================

                    CNY Financial Corporation and Subsidiary
                   Notes to Consolidated Financial Statements
                  Years Ended December 31, 1999, 1998 and 1997

(9)    PENSION AND OTHER POSTRETIREMENT PLANS, CONTINUED

       In 1998, the Company recorded a curtailment expense of $35,000 related to the termination of its defined benefit pension plan. The settlement of the plan's obligations was expected to occur in 1999 through the purchase of annuities for the plan participants. In 1998, the Company also committed to contribute 25% of the excess of the plan's assets over the cost of purchasing annuities to the Company's 401(k) plan. An estimated accrual of $437,000 was recorded related to this commitment.

       During 1999, the Company recorded a settlement gain on the termination of its defined benefit pension plan of $394,000, as well as a $122,000 reduction in the actual contribution to the Company's 401(k) from the estimate recorded in 1998.

(10)   STOCK OPTION PLAN

       On April 28, 1999, the Company's shareholders approved the CNY Financial Corporation Stock Option Plan ("Stock Option Plan"). The primary objective of the Stock Option Plan is to provide officers and directors with a proprietary interest in the Company and an incentive to encourage such persons to remain with the Company.

       Under the Stock Option Plan, 535,662 shares of authorized but unissued common stock are reserved for issuance upon option exercises. The Company also has the alternative to fund the Stock Option Plan with treasury stock. Options under the plan may be either non-qualified stock options or incentive stock options. Each option entitles the holder to purchase one share of common stock at an exercise price equal to the fair market value on the date of grant. On April 28, 1999, 280,690 options were awarded at an exercise price of $11.50 per share and on September 8, 1999, 60,000 shares were awarded at an exercise price of $14.50 per share. These options have a ten year term and vest at a rate of 20% per year from the grant date.

       A summary of the status of the Company's Stock Option Plan as of December 31, 1999 and changes during the year ended December 31, 1999 is presented below:


                                                                                                 Weighed-Average
                                                                                Shares           Exercise Price
       -------------------------------------------------------------------------------------------------------------
       OPTIONS
       Outstanding at beginning of year                                              --              $
       Granted                                                                  340,690                   12.03
       Exercised                                                                     --
       Forfeited                                                                     --
       -------------------------------------------------------------------------------------------------------------
       Outstanding at end of year                                               340,690                   12.03
       =============================================================================================================
       Exercisable at end of year                                                    --                     N/A
       =============================================================================================================
       Estimated weighted-average fair value of options granted on December 31, 1999                 $     3.81
       =============================================================================================================

       The Company applies APB Option No. 25 and related Interpretations in accounting for its Stock Option Plan. Accordingly, no compensation cost has been recognized for its Stock Option Plan. SFAS No. 123 requires companies not using a fair value based method of accounting for stock options or similar plans, to provide pro forma disclosure of net income and earnings per shares as if that method of accounting had been applied. The fair value of each option grant is estimated on the dates of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in the year ended December 31, 1999; dividend yield of 2.00%; expected volatility of 30.20%; risk free interest rate of 6.70%; expected lives of five years.

                    CNY Financial Corporation and Subsidiary
                   Notes to Consolidated Financial Statements
                  Years Ended December 31, 1999, 1998 and 1997

(10)   STOCK OPTION PLAN, CONTINUED

       Pro forma disclosures for the Company for the year ended December 31, 1999 utilizing the estimated fair value of the options granted and an assumed 5% forfeiture rate are as follows:

                                               Basic                 Diluted
                             Net              Earnings              Earnings
                           Income            Per Share              Per Share
       -------------------------------------------------------------------------
                                  (in thousands, except per share data)
       As reported        $  2,972             $  0.67               $  0.66
       Pro Forma          $  2,876             $  0.64               $  0.64
       =========================================================================

       Because the Company's stock options have characteristics significantly different from those of traded options for which the Black-Scholes model was developed, and because changes in the subjective input assumptions can materially affect the fair value estimate, the existing models, in management's option, do not necessarily provide a reliable single measure of the fair value of its stock options. In addition, the effect on reported net income and earnings per share for the year ended December 31, 1999 may not be representative of the effects on reported net income or earnings per share for future years.

(11)   PERSONNEL RECOGNITION AND RETENTION PLAN

       The Company's shareholders also approved the CNY Financial Corporation Personnel Recognition and Retention Plan ("PRRP") on April 28, 1999. The purpose of the plan is to promote the long-term interests of the Company and its shareholders by providing a stock-based compensation program to attract and retain officers and directors.

       During 1999, 181,278 shares were awarded under the PRRP. The shares vest over a period of equal installments commencing one year from the date of grant. The fair market value of the shares awarded under the plan was $2.1 million at the grant date, and is being amortized to compensation expense on a straight-line basis over the vesting periods of the underlying shares. Compensation expense of $288,000 was recorded in 1999, with the remaining unearned compensation cost of $1.8 million shown as a reduction of stockholders' equity at December 31, 1999. The shares awarded under the PRRP were transferred from treasury stock at cost with the difference between the fair market value on the grant date and the cost of the shares recorded as a reduction of retained earnings.

(12)   OTHER EMPLOYEE BENEFIT PLANS

       The Company sponsors a defined contribution 401(k) Savings Plan covering substantially all employees. Employees are permitted to contribute up to 6% of base pay to the Savings Plan, subject to certain limitations. The Company matches 50% of each employee contribution up to 6%.

       Contributions to the defined contribution 401(k) Savings Plan were approximately $44,000, $60,000 and $64,000 during the years ended December 31, 1999, 1998 and 1997, respectively.

       In connection with establishing the Employee Stock Ownership Plan (ESOP) in 1998, the ESOP borrowed $4.3 million from the Company to purchase 428,532 common shares of the Company. The loan bears interest at 8.25% and is payable in twenty equal annual installments. At December 31, 1999, 26,783 shares were released or committed to be released and 401,749 remained as unallocated shares. The fair value of the unallocated shares on December 31, 1999 was $7.2 million. The Company recognized compensation expense of $279,000 and $51,000 in 1999 and 1998, respectively.

                    CNY Financial Corporation and Subsidiary
                   Notes to Consolidated Financial Statements
                  Years Ended December 31, 1999, 1998 and 1997

(13)   COMMITMENTS AND CONTINGENCIES

       The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments consist of commitments to extend credit and involve, to varying degrees, elements of credit, market and interest rate risk in excess of the amounts recognized in the consolidated balance sheet. Credit risk represents the accounting loss that would be recognized at the reporting date if obligated counterparties failed completely to perform as contracted. Market risk represents risk that future changes in market prices make financial instruments less valuable.

       Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's evaluation of the customer's financial position. Collateral held varies, but may include real estate, accounts receivable, inventory, property, plant and equipment and income-producing commercial properties. Substantially all commitments to extend credit, if exercised, will represent loans secured by real estate.

       The Company was committed to originate fixed and adjustable rate mortgages of approximately $7.3 million and $3.9 million at December 31, 1999 and 1998, respectively. Unused lines of credit, which includes home equity, consumer, commercial and credit cards, amounted to $11.8 million and $10.7 million at December 31, 1999 and 1998, respectively.

       The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for loan commitments is represented by the contractual or notional amount of these instruments. The Company uses the same credit policies in making commitments as it does for on-balance sheet instruments. The Company controls its credit risk through credit approvals, limits, and monitoring procedures.

       In the normal course of business, there are various outstanding legal proceedings. In the opinion of management, the aggregate amount involved in such proceedings is not material to the financial condition or results of operations of the Company.

(14)   CONCENTRATIONS OF CREDIT

       A substantial portion of the Company's loans are mortgage and consumer loans in Central New York State. Accordingly, the ultimate collectibility of a substantial portion of the Company's loan portfolio is susceptible to changes in market conditions in this area. A majority of the Company's loan portfolio is secured by real estate.

       The Company's concentrations of credit risk are disclosed in the schedule of loan classifications. Other than general economic risks, management is not aware of any material concentrations of credit risk to any industry or individual borrower.

                    CNY Financial Corporation and Subsidiary
                   Notes to Consolidated Financial Statements
                  Years Ended December 31, 1999, 1998 and 1997

(15)   COMPREHENSIVE INCOME

       The following summarizes the components of other comprehensive income (in thousands):

                                                                                       Year Ended December 31,
                                                                                  ----------------------------------
                                                                                    1999        1998        1997
       -------------------------------------------------------------------------------------------------------------
       Other comprehensive income, before tax:
           Net unrealized holding gain (loss) on securities                        $(2,776)   $ 1,023      $ 575
           Reclassification adjustment for net gains realized on the sale of
            securities                                                                 (23)        (6)       (46)
       -------------------------------------------------------------------------------------------------------------
       Other comprehensive income, before tax                                       (2,799)     1,017        529
       Income tax expense (benefit) related to items of other comprehensive
          income                                                                    (1,118)       410        206
       -------------------------------------------------------------------------------------------------------------
       Other comprehensive income, net of tax                                      $(1,681)   $   607      $ 323
       =============================================================================================================

 (16)  STOCKHOLDERS' EQUITY AND CAPITAL STANDARDS

       The Company's ability to pay dividends is primarily dependent upon the ability of its subsidiary bank to pay dividends to the Company. The payment of dividends by the Bank is subject to continued compliance with minimum regulatory capital requirements. In addition, regulatory approval is generally required prior to the Bank declaring dividends in an amount in excess of net income for that year plus net income retained in the preceding two years.

       The Company and the Bank are subject to various regulatory requirements administered by the federal banking agencies and the Bank is further regulated by the New York State Banking Department.

       Under capital adequacy guidelines, the Company and Bank must meet specific guidelines that involve quantitative measures of assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. Capital amounts are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by the regulators that, if undertaken, could have a direct material effect on the Company's and Bank's financial statements.

       The Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA), established capital levels for which insured institutions are categorized as well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, or critically undercapitalized.

       As of December 31, 1999 and 1998, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective actions. To be categorized as well capitalized, the Bank must meet the minimum ratios as set forth in the table. There have been no conditions or events since that notification that management believes have changed the Bank's category. Management believes, as of December 31, 1999, that the Company and Bank meet all capital adequacy requirements to which they are subject.

                    CNY Financial Corporation and Subsidiary
                   Notes to Consolidated Financial Statements
                  Years Ended December 31, 1999, 1998 and 1997

(16)   STOCKHOLDERS' EQUITY AND CAPITAL STANDARDS, CONTINUED

       The following is a summary of the Company's and Bank's actual capital amounts and ratios compared to the regulatory minimum capital adequacy requirements and the FDIC requirements for classification as a well capitalized institution under prompt corrective action provisions (dollars in thousands):

                                                                                              To be classified as
                                                                         Minimum capital    well capitalized under
                                                                             adequacy          prompt corrective
                                                         Actual            requirements        action provisions
                                                  ------------------------------------------------------------------
                                                   Amount      Ratio     Amount     Ratio      Amount       Ratio
       -------------------------------------------------------------------------------------------------------------
       At December 31, 1999:
       TOTAL CAPITAL (TO RISK WEIGHTED ASSETS):
           Company                                $ 71,149     42.81%   $ 13,295    =>8.00%       N/A
           Bank                                   $ 64,415     39.29%   $ 13,116    =>8.00% $  16,394     => 10.00%
       TIER 1 CAPITAL (TO RISK WEIGHTED ASSETS):
           Company                                $ 68,204     41.04%   $  6,648    =>4.00%       N/A
           Bank                                   $ 61,487     37.51%   $  6,558    =>4.00% $   9,837     =>  6.00%
       TIER I CAPITAL (TO AVERAGE ASSETS):
           Company                                $ 68,204     23.91%   $ 11,410    =>4.00%       N/A
           Bank                                   $ 61,487     22.43%   $ 10,965    =>4.00% $  13,706     =>  5.00%

       At December 31, 1998:
       TOTAL CAPITAL (TO RISK WEIGHTED ASSETS):
           Company                                $ 80,333     48.91%   $ 13,140    =>8.00%       N/A
           Bank                                   $ 60,078     38.82%   $ 12,381    =>8.00% $  15,476     => 10.00%
       TIER 1 CAPITAL (TO RISK WEIGHTED ASSETS):
           Company                                $ 77,892     47.42%   $  6,571    =>4.00%       N/A
           Bank                                   $ 57,751     37.32%   $  6,191    =>4.00% $   9,286     =>  6.00%
       TIER I CAPITAL (TO AVERAGE ASSETS):
           Company                                $ 77,892     29.57%   $ 10,536    =>4.00%       N/A
           Bank                                   $ 57,751     23.40%   $  9,873    =>4.00% $  12,341     =>  5.00%

       In order to grant priority in the Conversion to the eligible depositors, the Bank established a special account at the time of conversion in an amount equal to its total net worth at September 30, 1998. In the event of a future liquidation of the converted bank (and only in such event), eligible account holders who continue to maintain accounts shall be entitled to receive a distribution from the special account. The total amount of the special account will be decreased (as the balances of eligible accounts are reduced) on annual determination dates. No cash dividends may be paid to the stockholders and no shares may be repurchased by the Company if such actions would reduce the Bank's stockholders' equity below the amount required for the special account. At December 31, 1999, the amount remaining in this liquidation account was $14.4 million.

(17)   FAIR VALUE OF FINANCIAL INSTRUMENTS

       The following methods and assumptions were used by the Company in estimating fair values of financial instruments:

           CASH AND CASH EQUIVALENTS: The fair values are considered to approximate the carrying values, as reported on the consolidated balance sheet.

           SECURITIES: Fair values of securities are based on exchange quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of similar instruments.

                    CNY Financial Corporation and Subsidiary
                   Notes to Consolidated Financial Statements
                  Years Ended December 31, 1999, 1998 and 1997

(17)   FAIR VALUE OF FINANCIAL INSTRUMENTS, CONTINUED

           LOANS AND ACCRUED INTEREST RECEIVABLE: For variable rate loans that reprice frequently and loans due on demand with no significant change in credit risk, fair values are considered to approximate carrying values. The fair values for certain mortgage loans (e.g., one-to-four family residential) and other consumer loans are based on quoted market prices of similar loans sold on the secondary market, adjusted for differences in loan characteristics. The fair values for other loans (e.g., commercial real estate and rental property mortgage loans) are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit rating. The carrying amount of accrued interest approximates its fair value.

           FHLB  STOCK:  The  carrying  value  of  this  instrument,   which  is
           redeemable at par, approximates fair value.

           DEPOSITS: The fair values of demand deposits (interest and non-interest checking), passbook, statement savings, club and money market accounts are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair values for fixed-rate certificates of deposits and individual retirement accounts are estimated using a discounted cash flow calculation that applies interest rates currently being offered on these products to a schedule of aggregated expected monthly maturities on time deposits.

           ADVANCE PAYMENTS BY BORROWERS FOR PROPERTY TAXES AND INSURANCE: The fair value of advance payments by borrowers for property taxes and insurance is, by definition, equal to the amount payable at the reporting date (i.e., its carrying amount).

           BORROWINGS: The fair value of term advances from the Federal Home Loan Bank is estimated using discounted cash flow analysis based on the Company's current incremental borrowing rate for similar borrowing arrangements.

           OFF-BALANCE-SHEET INSTRUMENTS: Fair values for the Company's off-balance-sheet instruments (lines of credit and commitments to fund loans) are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing. The fair value of these financial instruments is immaterial and has therefore been excluded from the table below.

       The estimated carrying values and fair values of the Company's financial instruments are as follows: (in thousands):

                                                                  December 31,
                                           -----------------------------------------------------------
                                                       1999                          1998
                                           -----------------------------------------------------------
                                             Carrying         Fair         Carrying         Fair
                                              Amount          Value         Amount          Value
      -------------------------------------------------------------------------------------------------
      Financial assets:
          Cash and cash equivalents       $     6,272    $     6,272     $    14,536    $    14,536
          Securities                          104,663        104,586          98,755         98,841
          Loans, net                          166,657        165,478         159,207        166,435
          FHLB stock                            1,637          1,637           1,303          1,303
          Accrued interest receivable           1,945          1,945           1,985          1,985
      Financial liabilities:
          Deposits:
            Demand accounts                    12,033         12,033          10,780         10,780
            Savings accounts                   61,109         61,109          61,820         61,820
            Certificates of deposits          100,438         99,523         104,317        104,575
            Money market accounts              10,789         10,789           7,975          7,975
            NOW accounts                       11,101         11,101          11,122         11,122
            Advance payments by borrowers
              for property taxes and
              insurance                         1,595          1,595           1,450          1,450
      Borrowings                           $   19,200    $    19,153     $     1,000    $       997
      =================================================================================================

                    CNY Financial Corporation and Subsidiary
                   Notes to Consolidated Financial Statements
                  Years Ended December 31, 1999, 1998 and 1997

(17)   FAIR VALUE OF FINANCIAL INSTRUMENTS, CONTINUED

       Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

(18)   CONDENSED PARENT COMPANY ONLY FINANCIAL STATEMENTS

       Presented below are the condensed balance sheets as of December 31, 1999 and 1998 and statements of income and statements of cash flows for the year ended December 31, 1999 and for the period from October 6, 1998 to December 31, 1998 for CNY Financial Corporation (in thousands):

       Condensed Balance Sheets                              1999             1998
       -------------------------------------------------------------------------------
       Assets:
       Cash and cash equivalents                         $      1,951    $     11,929
       Securities available-for-sale, at fair value             5,399           8,238
       Investment in bank subsidiary                           61,037          58,939
       Other assets                                               368             712
       -------------------------------------------------------------------------------
                                                         $     68,755    $     79,818
       ===============================================================================
       Liabilities:
       Other liabilities                                 $      1,055    $        748
       -------------------------------------------------------------------------------
       Total liabilities                                        1,055             748
       -------------------------------------------------------------------------------
       Total stockholders' equity                              67,700          79,070
       -------------------------------------------------------------------------------
       Total liabilities and stockholders' equity        $     68,755    $     79,818
       ===============================================================================

       Condensed Statements of Income                        1999            1998
       -------------------------------------------------------------------------------
       Interest from securities available-for-sale       $        532    $         --
       -------------------------------------------------------------------------------
       Total operating income                                     532              --
       Donation to charitable foundation                           --          (1,023)
       Other operating expenses                                (1,536)           (192)
       -------------------------------------------------------------------------------
       Total operating expenses                                (1,536)         (1,215)
       -------------------------------------------------------------------------------
       Loss before undistributed income of subsidiary          (1,004)         (1,215)
       Applicable income tax benefit                             (240)           (485)
       Equity in undistributed income of subsidiary bank        3,736           2,409
       -------------------------------------------------------------------------------
       Net income                                        $      2,972    $      1,679
       ===============================================================================

(CONTINUED ON FOLLOWING PAGE)

                    CNY Financial Corporation and Subsidiary
                   Notes to Consolidated Financial Statements
                  Years Ended December 31, 1999, 1998 and 1997

(18)   CONDENSED PARENT COMPANY ONLY FINANCIAL STATEMENTS, CONTINUED

                                                                                   1999              1998
       ---------------------------------------------------------------------------------------------------------
           Condensed Statements of Cash Flows
           Operating activities:
           Net income                                                          $      2,972       $     1,679
           Adjustments to reconcile net income to cash provided by
              (used in) operating activities:
               Equity in undistributed earnings of subsidiary bank                   (3,736)           (2,409)
               Decrease (increase) in other assets                                      372              (712)
               Increase in other liabilities                                            763               292
               ESOP shares released for allocation                                      279                51
               Donation to charitable foundation                                         --               997
               PRRP expense                                                             288                --
       ---------------------------------------------------------------------------------------------------------
           Net cash provided by (used in) operating activities                          938              (102)
           Investing activities:
           Purchase of securities available-for-sale                                (38,105)          (33,421)
           Proceeds from sales of securities available-for-sale                       4,563                --
           Proceeds from maturities of securities available-for-sale                 36,310                --
       ---------------------------------------------------------------------------------------------------------
           Net cash provided by (used in) investing activities                        2,768           (33,421)
           Financing activities:
           Par value of donation of stock to charitable foundation                       --                 1
           Purchase of shares of common stock by ESOP                                    --            (4,285)
           Payments on ESOP loan                                                                           --
           Treasury stock purchases                                                 (12,472)             (611)
           Dividends                                                                 (1,212)               --
           Net proceeds from issuance of common stock                                    --            50,347
       ---------------------------------------------------------------------------------------------------------
           Net cash provided by (used in) financing activities                      (13,684)           45,452
           Net (decrease) increase in cash                                           (9,978)           11,929
           Cash at beginning of year                                                 11,929                --
       ---------------------------------------------------------------------------------------------------------
           Cash at December 31                                                 $      1,951        $   11,929
       =========================================================================================================


                    CNY Financial Corporation and Subsidiary
                   Notes to Consolidated Financial Statements
                  Years Ended December 31, 1999, 1998 and 1997

(19)   UNAUDITED INTERIM FINANCIAL INFORMATION

       The following table summarizes the Company's quarterly results for the years ended December 31, 1999 and 1998 (in thousands, except share data):

                                                                                    1999
                                                          ----------------------------------------------------------
                                                              First         Second         Third         Fourth
       -------------------------------------------------------------------------------------------------------------
       Interest income                                    $   4,816      $    4,861     $    5,074    $   5,019
       Interest expense                                       1,792           1,822          1,966        2,027
       -------------------------------------------------------------------------------------------------------------
       Net interest income                                    3,024           3,039          3,108        2,992
       Provision for loan losses                                 75              25             --           --
       Total non-interest income                                216             291            285          286
       Total non-interest expenses                            1,830           1,862          2,092        2,090
       -------------------------------------------------------------------------------------------------------------
       Income before income taxes                             1,335           1,443          1,301        1,188
       -------------------------------------------------------------------------------------------------------------
       Net income                                         $     749      $      893     $      740    $     590
       =============================================================================================================
       Net income per diluted common share                $    0.16      $     0.19     $     0.16    $    0.14
       =============================================================================================================

                                                                                    1998
                                                          ----------------------------------------------------------
                                                              First         Second         Third         Fourth
       -------------------------------------------------------------------------------------------------------------
       Interest income                                    $   4,311      $    4,337     $    4,442    $   4,913
       Interest expense                                       2,010           2,003          2,064        1,909
       -------------------------------------------------------------------------------------------------------------
       Net interest income                                    2,301           2,334          2,378        3,004
       Provision for loan losses                                 75              75            100           75
       Total non-interest income                                245             278            817          243
       Total non-interest expenses                            1,645           1,693          1,953        3,035
       -------------------------------------------------------------------------------------------------------------
       Income before income taxes                               826             844          1,142          137
       -------------------------------------------------------------------------------------------------------------
       Net income                                         $     493      $      561     $      566    $      59(2)
       =============================================================================================================
       Net income per common share                               (1)             (1)            (1)   $      --
       =============================================================================================================

       (1) Not applicable because the Company converted from mutual to stock form of ownership in October 1998. Income per common share is presented from October 6, 1998, the date of the conversion, based upon the weighted average number of shares issued and outstanding since that date. The income included in the computation is based on the actual operating results only for the post-conversion period.

       (2) The decrease in net income in the fourth quarter is related to the stock contribution to the Cortland Savings Foundation of $614,000 after taxes.

       Summation of the quarterly net income per diluted common share does not necessarily equal the annual amount due to the averaging effect of the number of shares throughout the year.